UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Sunrise Senior Living, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUNRISE SENIOR LIVING, INC.
7902 Westpark Drive
McLean, VA 22102
(703) 273-7500

April 7, 2005

Dear Stockholder:

     You are cordially invited to attend the 2005 annual meeting of stockholders of Sunrise Senior Living, Inc. to be held on Wednesday, May 11, 2005, at 9:00 a.m., at The Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia.

     The annual meeting has been called for the following purposes:

•	to elect two directors for terms of three years each;

•	to approve an amendment to Sunrise’s employee stock purchase plan to increase the aggregate number of shares of Sunrise’s common stock that may be made available for purchase under the plan from 300,000 shares to 1,050,000 shares; and

•	to transact such other business as may properly come before the annual meeting or any adjournments or postponements of the meeting.

     It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Very truly yours,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer

SUNRISE SENIOR LIVING, INC.
7902 Westpark Drive
McLean, VA 22102
(703) 273-7500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2005

     NOTICE IS HEREBY GIVEN that the 2005 annual meeting of stockholders of Sunrise Senior Living, Inc. will be held at The Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia on Wednesday, May 11, 2005 at 9:00 a.m., for the following purposes:

     (1) to elect two directors of Sunrise for three-year terms and until their successors shall have been elected and qualified;

     (2) to approve an amendment to Sunrise’s employee stock purchase plan to increase the aggregate number of shares of Sunrise’s common stock that may be made available for purchase under the plan from 300,000 shares to 1,050,000 shares; and

     (3) to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

     The board of directors has fixed March 15, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. All stockholders are cordially invited to attend the annual meeting.

     In the event that there are not sufficient votes to approve the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned or postponed to permit further solicitation of proxies by Sunrise.

By Order of the Board of Directors,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer

McLean, Virginia
April 7, 2005

     Whether or not you plan to attend the annual meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope. Your proxy may be revoked prior to the voting by filing with the secretary of Sunrise a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

SUNRISE SENIOR LIVING, INC.
7902 Westpark Drive
McLean, VA 22102
(703) 273-7500

PROXY STATEMENT
2005 ANNUAL MEETING OF STOCKHOLDERS
MAY 11, 2005

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This proxy statement is furnished to stockholders of Sunrise Senior Living, Inc. in connection with the solicitation by the board of directors of Sunrise of proxies to be used at the 2005 annual meeting of stockholders, to be held at The Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia on Wednesday, May 11, 2005 at 9:00 a.m., and at any adjournments or postponements of the meeting.

     If the enclosed form of proxy is properly executed and returned to Sunrise in time to be voted at the annual meeting, the shares represented by the proxy will be voted consistent with the instructions marked on the proxy. Executed but unmarked proxies will be voted (a) FOR the election of the board of directors’ two nominees as directors and (b) FOR the approval of an amendment to Sunrise’s employee stock purchase plan to increase the aggregate number of shares of Sunrise’s common stock that may be made available for purchase under the plan from 300,000 shares to 1,050,000 shares. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on the other matters in the manner recommended by Sunrise’s board of directors, or, if no such recommendation is given, in the discretion of the proxy holders. The presence of a stockholder at the annual meeting will not automatically revoke a stockholder’s proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the secretary of Sunrise a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

     It is anticipated that this proxy statement will be mailed to stockholders on or about April 7, 2005. Sunrise will pay for the cost of soliciting proxies. In addition to soliciting proxies by mail, Sunrise, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. Sunrise also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, to send proxy materials to and obtain proxies from beneficial owners and will reimburse these holders for their reasonable expenses in so doing. Sunrise also has retained Georgeson Shareholder, a proxy soliciting firm, to assist with the solicitation of proxies for a fee not to exceed $5,500, plus reimbursement for out-of-pocket expenses.

     The securities which can be voted at the annual meeting consist of shares of common stock of Sunrise, par value $.01 per share. Each share entitles its owner to one vote on all matters. Sunrise’s restated certificate of incorporation does not provide for cumulative voting in the election of directors. The close of business on March 15, 2005 has been fixed by the board of directors as the record date for determination of stockholders entitled to vote at the annual meeting. The number of shares of common stock outstanding on that date was 20,809,817.

     The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Stockholders’ votes will be tabulated by the persons appointed by the board of directors to act as inspectors of election for the annual meeting. Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting. Abstentions will have the same effect as a negative vote on Proposal 2. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented.

     If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report to stockholders, we will deliver promptly a copy to you if you address your written request to or call Sunrise Senior Living, Inc., 7902 Westpark Drive, McLean, Virginia 22102, Attention: Investor Relations (telephone number: 703-273-7500). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Sunrise Senior Living, Investor Relations in the same manner.

ELECTION OF DIRECTORS
(Proposal 1)

     Sunrise’s restated certificate of incorporation provides for a minimum of two directors and a maximum of 11 directors. The board of directors of Sunrise currently consists of eight members, however, the size of the board of directors has been reduced to seven members, effective as of the annual meeting. The directors are divided into three classes, each consisting of approximately one-third of the total number of directors. The term of office of only one class expires in each year and their successors are elected for terms of three years and until their successors are elected and qualified. At the annual meeting, two directors will be elected, both for a three-year term. As described below, the board of directors’ nominees are Ronald V. Aprahamian and Teresa M. Klaassen. The board of directors recommends that you vote FOR the board of directors’ two nominees for election as directors.

     Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of Mr. Aprahamian and Ms. Klaassen for three-year terms. The board of directors believes that these nominees will stand for election and will serve if elected as directors, however, there is no assurance that these nominees will serve if elected. If any person nominated by the board of directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of another person or persons as Sunrise’s board of directors shall recommend, or, if no such recommendation is given, in the discretion of the proxy holders. Under Sunrise’s bylaws, directors are elected by plurality vote.

Information as to Nominees and Other Directors

     The following table sets forth certain information regarding the board of directors’ two nominees for election as directors and those directors who will continue to serve as directors after the annual meeting.

	Age at
	March 15,	Director	For Term	Position(s) Held
	2005	Since (1)	To Expire	With Sunrise
Nominees:

Ronald V. Aprahamian	58	1995	2008	Director
Teresa M. Klaassen (2)	49	1981	2008	Chief Cultural Officer,
				Secretary and Director

Continuing Directors:

Craig R. Callen	49	1999	2007	Director
Paul J. Klaassen (2)	47	1981	2007	Chairman of the Board and
				Chief Executive Officer
Thomas J. Donohue	67	1995	2006	Director
J. Douglas Holladay	58	2000	2006	Director
William G. Little	62	2004	2006	Director

(1)	The dates shown reflect the year in which these persons were first elected as directors of Sunrise or its predecessors.

(2)	Paul J. Klaassen and Teresa M. Klaassen are related as husband and wife.

     The business experience for at least the past five years of each of the two nominees for director and the five directors whose terms of office will continue after the annual meeting are set forth below.

     Ronald V. Aprahamian is a business consultant and private investor. Mr. Aprahamian served as chairman of the board of Superior Consultant Holdings Corporation, a national healthcare information technology and strategic and operations management consulting firm, from October 2000 to March 2003, and served as a director from March 2003 to January 2005. Mr. Aprahamian also served as a director of Metrocall, Inc., a wireless technology company from May 1995 to September 2002. Mr. Aprahamian was chairman of the board and chief executive officer of The Compucare Company, a health care information technology company, from 1988 until October 1996. From May 1997 to September 1998, Mr. Aprahamian was a consultant to Sunrise.

     Teresa M. Klaassen founded Sunrise with her husband Paul Klaassen in 1981. She has served as secretary of Sunrise and its predecessor entities since 1981 and served as executive vice president from 1981 until November 2003. She currently serves as Sunrise’s chief cultural officer, developing programs that help the company remain focused on its commitment to core values and principles of service. Ms. Klaassen is a member of the Committee of 200, a leadership group of select U.S. corporate women, the governing board of the Merritt Academy and The Appletree School and the Women’s Forum of Washington, D.C.

     Craig R. Callen is senior vice president, strategic planning and business development, at Aetna, Inc., a position which he has held since April 2004. At Aetna, Mr. Callen is responsible for new business investment strategy and strategic planning. Mr. Callen is also a member of the Office of the Chairman, Aetna’s most senior management group. Previously, Mr. Callen was managing director and the head of US health care investment banking at Credit Suisse First Boston, L.L.C. (“CSFB”), a subsidiary of Credit Suisse Group which acquired Donaldson, Lufkin & Jenrette, Inc. (“DLJ”) in 2000. Prior to the acquisition, Mr. Callen was a managing director and co-head of health care investment banking at DLJ.

     Paul J. Klaassen founded Sunrise with his wife Teresa Klaassen in 1981. Mr. Klaassen has served as chairman of the board and chief executive officer of Sunrise and its predecessor entities since its inception. Mr. Klaassen also has been a trustee of Sunrise Senior Living Real Estate Investment Trust, an independent entity established in Canada by Sunrise to indirectly acquire and own income-producing senior living communities located in Canada and the United States, since December 2004. Mr. Klaassen also currently serves on the board of directors of Meristar Hospitality Corp., a hotel real estate investment trust. In addition, he serves as a director of the U.S. Chamber of Commerce and The National Chamber Foundation, an independent, nonprofit, public policy research organization affiliated with the United States Chamber of Commerce. Mr. Klaassen was the founding chairman and is a director of the Assisted Living Federation of America. He also serves on the board of trustees of The Ethics and Public Policy Center, a public policy think tank, The Trinity Forum, a leadership academy, and the Advisory Committee for the Department of Health Care Policy at Harvard University Medical School.

     Thomas J. Donohue is president and chief executive officer of the U.S. Chamber of Commerce, positions he has held since 1997. From 1984 to September 1997, he was president and chief executive officer of the American Trucking Association, the national trade organization of the trucking industry. Mr. Donohue currently serves on the boards of directors of Union Pacific Corporation, a rail firm, Qwest Communications International Inc., a broadband Internet communications company, XM Satellite Radio Holdings Inc., a provider of audio entertainment and information programming, and Marymount University.

     J. Douglas Holladay is a general partner in Park Avenue Equity Partners, LP, a private equity firm, and has held that position since 1999. In addition, Mr. Holladay served as a general partner of Thornton Group, LLC, another private equity firm, from 1996 to 2002. Previously, Mr. Holladay held senior positions with the international investment banking firm, Goldman, Sachs and Company, the State Department and the White House. While a diplomat, Mr. Holladay was accorded the personal rank of ambassador. Mr. Holladay currently serves on the board of directors of CNL Hotels & Resorts, Inc., a hotel real estate investment trust. Mr. Holladay has served as an advisor and board member to numerous organizations, both private and public, including Providence Capital, a hedge fund, Morehouse College, Heidrick & Struggles, an executive search firm, Hughes Supply, a wholesale distributor, and United Way International.

     William G. Little is president and chief executive officer of the Quam-Nichols Company, a Chicago-based manufacturer of commercial and industrial audio products. He joined Quam-Nichols in 1970. He is also a past chairman of the board of the United States Chamber of Commerce and currently serves as the chairman of the National Chamber Foundation. Mr. Little also is a past two-term chairman of the board of governors for the Electronic Industries Alliance.

Other Executive Officers

     The principal occupation during at least the past five years of Sunrise’s other executive officers follows:

     Thomas B. Newell, 47, has been president of Sunrise since April 2000. Previously, he served as general counsel of Sunrise and president of Sunrise Development, Inc., Sunrise’s development subsidiary, from January 1996 until April 1, 2000, and as an executive vice president of Sunrise from May 1996 until April 1, 2000. Mr. Newell also has been vice-chairman and a trustee of Sunrise Senior Living Real Estate Investment Trust, an independent entity established in Canada by Sunrise to indirectly acquire and own income-producing senior living communities located in Canada and the United States, since December 2004.

     Tiffany L. Tomasso, 42, was named chief operating officer of Sunrise in November 2003. Previously she served as an executive vice president from March 1998 until November 2003 and as president of Sunrise’s management services division from April 2000 until November 2003. She joined Sunrise in 1993 as regional vice president in charge of developing assisted living facilities in New Jersey, Pennsylvania and Delaware, and was promoted in 1994 to senior vice president. Before 1993, Ms. Tomasso was vice president of operations for assisted living and healthcare at Presbyterian

Homes of New Jersey. She previously served in a variety of long-term care administrator positions in facilities owned by HBA Management, Inc.

     Larry E. Hulse, 49, joined Sunrise in 1995 as chief accounting officer becoming chief financial officer in April 2000. He was also appointed senior vice president in April 2000 and held that position until November 2003. Previously, Mr. Hulse was with the international accounting firm of Ernst & Young from 1980 until October 1995. As a senior manager at Ernst & Young LLP, Mr. Hulse provided accounting, audit, tax and consulting services to various industries and clients, including Sunrise.

     John F. Gaul, 37, joined Sunrise in October 2002 as general counsel. He also held the position of senior vice president from the time he joined Sunrise until November 2003. Mr. Gaul was formerly a partner at Hogan & Hartson L.L.P. in Washington, D.C., where he practiced corporate, securities and transactional law from September 1994 to October 2002.

     Bradley B. Rush, 45, joined Sunrise in July 2003 as executive vice president of Sunrise’s properties division. He became managing director and senior vice president, capital group, in September 2004 and chief investment officer in January 2005. Prior to joining Sunrise, from 1999 to 2003, Mr. Rush served as vice president, asset management of CNL Financial Group, Inc. While serving in this capacity he was responsible for management of a $150 million real estate portfolio consisting of retail, office, multi-family, hospitality and land held for development. From 2001 to 2003, Mr. Rush also served as senior vice president, acquisitions and finance of CNL Retirement Corp., the advisor to CNL Retirement Properties, Inc., an unlisted publicly traded real estate investment trust.

     Executive officers are elected annually and serve at the discretion of the board of directors.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

     Sunrise has adopted corporate governance guidelines which are available on Sunrise’s website at: www.sunriseseniorliving.com. Under these guidelines, the nominating and corporate governance committee annually assesses the directors’ qualifications as independent. This review is designed to determine whether the non-management directors are independent as defined in the NYSE listing standards. For a director to be considered independent under the NYSE listing standards, the board must determine that the director has no material relationship with Sunrise (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Both the NYSE listing standards and Sunrise’s corporate governance guidelines require that a majority of directors meet the criteria required for independence under the NYSE listing standards. The nominating and corporate governance committee and the board have determined that the following five continuing directors or nominees meet the criteria for independence as set forth in the NYSE listing standards: Messrs. Aprahamian, Callen, Donohue, Holladay and Little.

     Mr. Callen holds a 1.1375% membership interest in a Sunrise joint venture that he acquired while serving as managing director and co-head of healthcare investment banking at DLJ. Mr. Callen currently serves as senior vice president, strategic planning and business development at Aetna, Inc., a position he has held since April 2004. Since January 1, 2004, Aetna Healthcare, a subsidiary of Aetna, Inc., has been Sunrise’s health plan administrator, dental plan administrator, health benefit stop-loss insurance carrier and long-term care insurance provider. The payments made by Sunrise to Aetna Healthcare for property and services is less than 2% of Aetna Healthcare’s consolidated gross revenues. The board of directors has determined that no material relationship exists between Mr. Callen and Sunrise as a result of these relationships.

     Messrs. Aprahamian and Holladay each own shares of common stock of Sunrise Senior Living Real Estate Investment Trust, an independent entity established in Canada by Sunrise to indirectly acquire and own income-producing senior living communities located in Canada and the United States. The board of directors has determined that no material relationship exists between such directors and Sunrise as a result of such relationship.

Executive Sessions of Non-Management Directors

     Sunrise’s corporate governance guidelines contemplate that the non-management directors meet in executive session without management at least quarterly. The chairman of the nominating and corporate governance committee presides at these executive sessions. Any Sunrise stockholder who wishes to communicate directly with the presiding director should follow the directions for communications with the board of directors described below under “Communications with the Board of Directors” and address their letter to the “Presiding Director.”

Meetings and Committees of the Board of Directors

     During 2004, Sunrise’s board of directors held four regular meetings and three special meetings. For the 2004 period, no director attended less than 75 percent of the aggregate of (a) the total number of meetings held by the board of directors and (b) the total number of meetings held by all committees of the board of directors on which the director served, except for David G. Bradley, whose term of office will expire at the 2005 annual meeting.

     Sunrise has the following standing committees of its board of directors: audit committee, compensation committee, nominating and corporate governance committee and executive committee. The following table sets forth the membership of these committees as of March 15, 2005.

Nominating and
Corporate
	Audit	Compensation	Governance	Executive
Director	Committee	Committee	Committee	Committee
Ronald V. Aprahamian	X*	X	X
Craig R. Callen	X	X
Thomas J. Donohue	X	X*	X	X
J. Douglas Holladay			X*	X
Paul J. Klaassen				X*

*	Chairman.

     The functions performed by these committees are described below.

     Audit Committee.

     The audit committee assists the board of directors in its oversight of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit function and internal auditor. Among its responsibilities, the audit committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditor.

     Pursuant to the audit committee’s charter, all members of the audit committee must meet the independence requirements of the NYSE and the rules of the SEC. Each member of the audit committee must also be financially literate as determined under NYSE rules. The board of directors has determined that each member of the audit committee is independent within the meaning of the requirements of the NYSE’s listing standards and the rules of the SEC and is financially literate. At least one member of the audit committee also must have accounting or financial management expertise as determined under NYSE rules.

     The board of directors has determined that Mr. Aprahamian has the financial management expertise required by the NYSE listing standards and is qualified as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the board considered Mr. Aprahamian’s: (a) understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues that can reasonably be expected to be raised by Sunrise’s financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions. The board also analyzed the means by which Mr. Aprahamian acquired these attributes and, in particular, his current involvement in business consulting and investment and his additional relevant experience, which includes: (a) prior service as CEO of a public health care information technology and strategic and operations management consulting company, where he actively supervised the chief financial officer and participated in the budgeting and forecasting process and reviewed accounting policies and procedures, public reporting and financial statements; (b) his service as the chairman of the audit committee of Sunrise since 1995; and (c) his prior service as the chairman of the audit committee of another publicly held company.

     The board of directors has adopted a written charter for the audit committee, which was updated on March 14, 2005 to incorporate recent changes made by the NYSE to its corporate governance rules for listed companies. A copy of the updated audit committee charter is attached to this proxy statement as Exhibit A and is also available on Sunrise’s website at: www.sunriseseniorliving.com.

     The audit committee held six meetings during 2004.

     Compensation Committee.

     The duties and responsibilities of the compensation committee are set forth in the compensation committee charter and include, among other duties and responsibilities, reviewing and approving annual base salary and bonus amounts, any long-term incentive compensation, any employment agreements, severance agreements, change in control and similar agreements and any perquisites for executive officers. The compensation committee is also responsible for reviewing and approving special or supplemental benefits for the chief executive officer and the other executive officers and for administering and implementing Sunrise’s incentive compensation plans and equity-based plans that are subject to board of directors approval in which directors, the chief executive officer, other executive officers and other employees of Sunrise and its subsidiaries may be participants.

     The board of directors has determined that each member of the compensation committee is independent under the rules of the NYSE.

     The board of directors has adopted a written charter for the compensation committee, which was updated on March 14, 2005 to incorporate recent changes made by the NYSE to its corporate governance rules for listed companies. A copy of the updated compensation committee charter is available on Sunrise’s website at: www.sunriseseniorliving.com.

     The compensation committee held five meetings during 2004.

     Nominating and Corporate Governance Committee.

     The duties and responsibilities of the nominating and corporate governance committee are set forth in the nominating and corporate governance committee charter and include, among other duties and responsibilities, assisting the board in identifying individuals qualified to become board members and recommending to the board nominees for the annual meeting of stockholders, developing and recommending to the board a set of corporate governance guidelines for

Sunrise, leading the board in its annual review of the board’s performance, and making recommendations for nominees for each board committee.

     The board of directors has adopted a written charter for the nominating and corporate governance committee, a copy of which is available on Sunrise’s website at: www.sunriseseniorliving.com.

     The board of directors has determined that each member of the nominating and corporate governance committee is independent under the rules of the NYSE.

     The nominating and corporate governance committee held three meetings during 2004.

     Executive Committee.

     The executive committee may exercise the full authority of the board of directors when the board of directors is not in session, to the extent permitted under the Delaware General Corporation Law.

     The executive committee did not meet during 2004.

Director Nomination Process

     The board of directors has adopted a policy regarding the qualification and nomination of director candidates. Consistent with such policy, in considering potential director candidates, the nominating and corporate governance committee requires that a candidate meet the following minimum qualifications:

•	high integrity;

•	an ability to exercise sound judgment;

•	an ability to make independent analytical inquiries;

•	a willingness and ability to devote adequate time and resources to diligently perform board of directors duties; and

•	a reputation consistent with the image and reputation of Sunrise.

     In addition to these minimum qualifications, in making recommendations to the full board of nominees for election as directors, the nominating and corporate governance committee will also take into account the following additional factors:

•	whether a person possesses specific skills, knowledge or perspective relevant to Sunrise’s business;

•	whether the person has demonstrated broad business judgment and leadership;

•	whether the person possesses business creativity and vision that could benefit Sunrise;

•	whether the person possesses relevant specific industry or regulatory affairs knowledge;

•	whether the person’s nomination and election would enable the board of directors to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC in Item 401 of Regulation S-K;

•	whether the person would qualify as an “independent” director under the rules of the NYSE;

•	the importance of continuity of the existing composition of the board of directors; and

•	the importance of a diversified board membership, in terms of both the age and other characteristics of the individuals involved and their various experiences and areas of expertise.

     Nominees for director are identified by the nominating and corporate governance committee based on input received from a number of sources, which from time to time may include, among others, Sunrise’s chairman and chief executive officer, members of the nominating and corporate governance committee, members of the board of directors, and stockholders. The nominating and corporate governance committee has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. Candidates are then evaluated by the nominating and corporate governance committee in light of his or her qualifications and credentials, and any additional factors that the nominating and corporate governance committee deems necessary or appropriate. Existing directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications.

     The nominating and corporate governance committee considers qualified candidates for director suggested by our stockholders. All candidates submitted by stockholders are evaluated in the same manner as all other director candidates, provided that the appropriate procedures for their recommendation have been followed. Sunrise’s bylaws require that stockholder nominations for directors be made by timely notice in writing to the secretary of Sunrise. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Sunrise not less than 60 days prior to the meeting. However, if less than 75 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 15th day following the day on which notice of the date or public disclosure was made. Public notice of the expected date of this year’s annual meeting was made on March 7, 2005 by the issuance of a press release. A stockholder’s notice of nomination must set forth information specified in Sunrise’s bylaws concerning each person the stockholder proposes to nominate for election and the nominating stockholder. Sunrise’s bylaws provide that no person may be elected as a director unless nominated in accordance with the procedures set forth in the bylaws.

     The nominating and corporate governance committee has recommended to the board, and the board has nominated, Mr. Aprahamian and Ms. Klaassen for election as directors at the annual meeting.

Communications with the Board of Directors

     Stockholders and other interested parties who want to communicate with the board of directors or any individual director may write to:

Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, VA 22102
Attention: General Counsel

     Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example, where it is a request for information about Sunrise or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or inappropriate topic.

     Upon the board’s request at any board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded and will also make those communications available to the directors upon request.

Attendance of Annual Stockholder Meeting by Directors

     Sunrise encourages members of the board of directors to attend the annual stockholder meeting. However, board members’ attendance at the annual meeting is not required. Two directors attended Sunrise’s 2004 annual meeting.

Where You Can Find Our Corporate Governance Guidelines, Committee Charters and Codes of Conduct

     Sunrise’s corporate governance guidelines, audit committee charter, compensation committee charter, nominating and corporate governance committee charter, codes of business conduct and ethics for directors, officers and employees and code of ethics for its principal executive officer, principal financial officer and principal accounting officer are available on Sunrise’s website at:www.sunriseseniorliving.com. Additionally, Sunrise will promptly deliver free of charge, upon request, a copy of such information to any stockholder requesting a copy. Requests should be directed to Sunrise Senior Living, Inc., 7902 Westpark Drive, McLean, VA 22102, Attention: Investor Relations.

Compensation of Directors

     In May 2004, the board of directors approved the payment of the following fees to non-employee directors: $1,000 per board meeting attended, $1,000 per membership on the audit, compensation and nominating and corporate governance committees, and $5,000 for the chairman of the audit committee. In addition, non-employee directors are reimbursed for expenses incurred in attending meetings of the board of directors. Non-employee directors of Sunrise also are typically granted stock options on an annual basis in consideration for their serving as a member of the board, and, as applicable, serving as the chairperson of, or otherwise serving as a participant on, the audit committee or any other board committee. In 2004, Messrs. Aprahamian, Callen, Donohue, Holladay and Bradley each received a grant of ten-year non-qualified stock options for 10,000 shares of common stock at an exercise price of $34.16 per share. Mr. Little received a grant of ten-year non-qualified stock options for 10,000 shares of common stock at an exercise price of $37.01 per share. These options vested on the date of grant.

     Effective April 1, 2003, Sunrise entered into an oral consulting agreement with David W. Faeder, a former officer and director of Sunrise, having a one year term and providing for payment by Sunrise of a retainer of $1,000 per month, a car allowance and additional compensation tied to special projects as requested by Sunrise, including additional compensation of $100,000 upon the completion of a sale/long-term manage back transaction that Mr. Faeder was overseeing and was completed in the second quarter of 2003. The consulting agreement expired on March 31, 2004. Under the terms of this consulting agreement, the stock options held by Mr. Faeder continued to vest during the term of such agreement. No payments were made to Mr. Faeder in 2004 under this consulting arrangement.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth, for the years ended December 31, 2004, 2003 and 2002, the cash compensation paid by Sunrise, as well as other compensation paid or accrued during those years, to Sunrise’s chief executive officer and each of the other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in 2004.

Summary Compensation Table

							Long-Term Compensation
	Annual Compensation						Awards
					Other		Restricted		Securities	All Other
					Annual		Stock		Underlying	Compen-
Name and Principal		Salary	Bonus		Compensation		Awards(2)		Options	sation
Position(s)(1)	Year	($)	($)		($)		($)		(#)	($)
Paul J. Klaassen	2004	$463,742	$—0—		$151,962	(3)	$—0—		—0—	$82,583	(4)
Chairman of the Board	2003	420,910	146,865	(5)	115,709	(3)	58,751	(5)	—0—	—0—	(4)
and Chief Executive Officer	2002	373,414	400,000		54,680	(3)	—0—		—0—	—0—	(4)

Thomas B. Newell	2004	$360,688	$446,000		$—0—		$—0—		—0—	$—0—
President	2003	339,769	87,500		—0—		—0—		—0—	—0—
	2002	289,897	225,000		—0—		3,268,530		—0—	—0—

Tiffany L. Tomasso	2004	$309,162	$160,000		$—0—		$—0—		—0—	$—0—
Chief Operating Officer	2003	283,812	80,000		—0—		974,825		—0—	—0—
	2002	221,012	112,500		—0—		—0—		60,000	—0—

Larry E. Hulse	2004	$257,635	$212,333		$—0—		$—0—		—0—	$—0—
Chief Financial Officer	2003	235,933	41,667		—0—		487,413		—0—	—0—
	2002	181,809	92,500		—0—		34,485		40,000	—0—

John F. Gaul	2004	$206,108	$194,667		$—0—		$—0—		—0—	$—0—
General Counsel	2003	194,808	33,333		—0—		389,944		—0—	—0—
	2002	38,365	32,500		—0—		—0—		50,000	—0—

(1)	Reflects current positions held.

(2)	The number and value of the aggregate restricted stock holdings of Sunrise common stock at December 31, 2004 for each named executive officer are as follows:

	Number of Restricted
Name	Common Stock Holdings	Value
Paul J. Klaassen	7,836	$363,199
Thomas B. Newell	125,000	5,793,750
Tiffany L. Tomasso	41,946	1,944,197
Larry E. Hulse	20,973	972,099
John F. Gaul	16,779	777,707

Mr. Klaassen was granted 7,836 restricted stock units in September 2003. The restricted stock units granted to Mr. Klaassen, in lieu of his 2003 bonus (as described below) vest as follows: 5,597 units vested immediately on the grant date (and are payable on the earlier of Mr. Klaassen’s termination of service or the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007) and 2,239 units vest and become payable on the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007. All restricted stock units entitle the holder upon payment to shares of common stock on a one-

for-one basis. All shares of restricted stock and restricted stock units granted to Messrs. Klaassen, Newell, Hulse, Gaul and Ms. Tomasso listed in the table above are entitled to dividends on the same basis as any dividends declared and paid on shares of Sunrise’s unrestricted common stock.

(3)	Includes $144,337, $111,704 and $49,217 for the years ended 2004, 2003 and 2002, respectively, representing the incremental cost of the personal use by Mr. Klaassen of a corporate jet leased by Sunrise.

(4)	Includes contributions in each of 2004, 2003 and 2002 of $150,000 into a non-qualified deferred compensation plan pursuant to Mr. Klaassen’s employment agreement. See “Employment Agreement” below. Pursuant to such plan, Mr. Klaassen or his beneficiaries will be entitled in 2011 to receive any net gains accrued or realized from the investment of these amounts and Sunrise will receive any remaining amounts. As of December 31, 2004, an aggregate of $750,000 of contributions had been made into such plan and the estimated value of the aggregate net gains accrued or realized on such contributions under the plan was $117,758, representing an increase of $82,583 from December 31, 2003. As of December 31, 2003, the aggregate net gains accrued or realized on such contributions under the plan was $35,175. There were no aggregate net gains accrued or realized on any contributions under the plan as of December 31, 2002.

(5)	In 2003, Mr. Klaassen earned $150,000 in bonus, all of which was available for payment in August 2003. At Mr. Klaassen’s option, pursuant to Sunrise’s bonus deferral program for executive officers, he elected to receive 7,836 restricted stock units in lieu of such $150,000 bonus. Pursuant to Mr. Klaassen’s deferral election, 5,597 of such units are vested and will become payable on the earlier of Mr. Klaassen’s termination of service or the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007, and the remaining 2,239 units will vest and become payable on the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007.

Option Exercises and Holdings

     The following table sets forth information with respect to each of the named executive officers of Sunrise concerning the exercise of stock options during 2004, the number of securities underlying unexercised options at the 2004 year-end and the 2004 year-end value of all unexercised in-the-money options held by such individuals.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

	Shares		Number of Securities
	Acquired on		Underlying Unexercised		Value of Unexercised In-
	Exercise	Value	Options(#)		the-Money Options($)(1)
Name	(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul J. Klaassen	—0—	—0—	350,000	—0—	10,276,000	—0—
Thomas B. Newell	144,000	2,455,126	355,136	17,500	7,909,057	461,300
Tiffany L. Tomasso	25,000	674,939	30,000	37,500	576,300	774,000
Larry E. Hulse	74,306	1,131,056	15,000	26,250	131,025	548,950
John F. Gaul	25,000	496,645	—0—	25,000	—0—	634,250

(1)	Market values of underlying securities at exercise or year-end minus the exercise price.

Equity Compensation Plan Information

          The following table sets forth the following information as of Sunrise’s 2004 year-end for all compensation plans previously approved by our stockholders and all compensation plans not previously approved by our stockholders:

•	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

•	the weighted-average exercise price of such outstanding options, warrants and rights; and

•	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities	Weighted-Average	Under Equity
	to be Issued Upon	Exercise Price of	Compensation Plans
	Exercise of	Outstanding	(Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected
	Warrants and Rights	and Rights	in Column (a))
Plan Category(1)	(a)	(b)	(c)
Equity compensation plans approved by stockholders (2)	2,756,028	24.7104	730,875	(3)
Equity compensation plans not approved by stockholders (4)	205,726	18.5815	3,990
Total	2,961,754	24.2846	734,865

(1)	Excludes options to purchase 2,668 shares of Sunrise common stock outstanding pursuant to the Karrington Health Incentive Plan with a weighted average exercise price of $27.00.

(2)	Consists of the Sunrise Assisted Living, Inc. 1995 Stock Option Plan, as amended, 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, 2001 Stock Option Plan, 2002 Stock Option and Restricted Stock Plan, 2003 Stock Option and Restricted Stock Plan, Employee Stock Purchase Plan, and options to purchase up to 50,000 shares of Sunrise common stock under the 1996 Directors’ Option Plan, as amended.

(3)	Includes 473 shares available for issuance under the Sunrise Employee Stock Purchase Plan.

(4)	Consists of Sunrise’s 1996 Non-Incentive Stock Option Plan, as amended, and options to purchase 25,000 shares of Sunrise common stock under a 1997 amendment to the 1996 Directors’ Option Plan, which amendment was not approved by Sunrise’s stockholders. We refer to Sunrise’s 1996 Non-Incentive Stock Option Plan, as amended, in this proxy statement as the 1996 Non-Incentive Plan, and Sunrise’s 1996 Directors’ Stock Option Plan, as amended, in this proxy statement as the 1996 Director Plan.

          1996 Non-Incentive Stock Option Plan, as amended

          The 1996 Non-Incentive Plan was approved by the board of directors on December 13, 1996 and amended by the board on March 16, 1997. The 1996 Non-Incentive Plan was not approved by our stockholders.

          The 1996 Non-Incentive Plan authorizes the grant of options to purchase shares of Sunrise common stock to any employee of Sunrise or any subsidiary of Sunrise as the board of directors shall determine and designate, as well as any consultant or advisor providing bona fide services to Sunrise or any subsidiary of Sunrise, subject to certain limited exceptions. A total of 1,100,000 shares of Sunrise common stock may be issued pursuant to options granted under the

1996 Non-Incentive Plan. Shares issued under the 1996 Non-Incentive Plan become available for future grants if any option expires, terminates, or is terminated or canceled for any reason prior to exercise.

     Options granted under the 1996 Non-Incentive Plan give the option holder the right to purchase shares of Sunrise common stock at a price fixed in the stock option agreement applicable to the option grant. The option exercise price will not be less than the greater of par value or the fair market value of a share of Sunrise common stock on the date of grant. Each option will vest and become exercisable over a period commencing on or after the date of grant, as determined by the compensation committee. In the event of any changes in the Sunrise common stock by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by Sunrise, the number and kind of shares for the acquisition of which options may be granted under the 1996 Non-Incentive Plan shall be adjusted proportionately and accordingly so that the proportionate interest of the holder of the option immediately following such event shall, to the extent practicable, be the same as immediately before such event.

     The board may amend, suspend or terminate the 1996 Non-Incentive Plan as to any shares of Sunrise common stock as to which options have not been granted. No amendment, suspension or termination, however, may alter or impair rights or other obligations under any option previously granted under the 1996 Non-Incentive Plan without the consent of the holder.

     1996 Directors’ Stock Option Plan, as amended

     The board of directors adopted on August 25, 1996 and the stockholders approved on April 28, 1997, the 1996 Director Plan. At the time of the board’s adoption and the stockholders’ approval of the 1996 Director Plan, 50,000 shares of Sunrise common stock were reserved for issuance under that plan. On November 4, 1997, the board of directors amended the 1996 Director Plan to increase the number of shares available for issuance under the plan from 50,000 to 75,000 shares of Sunrise common stock. This amendment was not approved by our stockholders because stockholder approval was not required under NASDAQ National Market listing requirements then-applicable to Sunrise. As of December 31, 1999, no shares remained available for grant under the plan.

     Under the 1996 Director Plan, upon becoming a director, a non-executive director of Sunrise would receive an initial grant of options to purchase 10,000 shares of Sunrise common stock. Following each annual meeting of stockholders where the director was re-elected, the director would receive an additional grant of 5,000 options. Options granted under the 1996 Director Plan give the option holder the right to purchase shares of Sunrise common stock at a price fixed in the stock option agreement executed by the option holder and Sunrise at the time of grant. The option exercise price will not be less than the fair market value of a share of Sunrise common stock on the date the option is granted. The period for exercising an option begins on the date of grant and generally ends ten years from the date the option is granted. In the event of any changes in the Sunrise common stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or other exchanges of shares and the like, appropriate adjustments will be made by the board of directors to the number of shares of Sunrise common stock available for issuance under the 1996 Director Plan, the number of shares subject to outstanding options, or the exercise price per share of outstanding options.

     Subject to certain limitations, the board of directors may at any time suspend or terminate the 1996 Director Plan, and may amend it from time to time in such respects as the board may deem advisable. No amendment, suspension or termination of the plan, however, shall, without the optionee’s consent, alter or impair any rights or obligations under any stock option agreement previously entered into under the 1996 Director Plan.

Compensation Committee Interlocks and Insider Participation

     From January to May 2004, Thomas J. Donohue, Ronald V. Aprahamian and David G. Bradley served on the Compensation Committee. In May 2004, Craig R. Callen replaced Mr. Bradley as a member of the Compensation Committee and served with Messrs. Donohue and Aprahamian for the remainder of 2004. None of the members have ever been an officer or employee of Sunrise or any of its subsidiaries, and no compensation committee interlocks existed during fiscal year 2004.

     In 1998 and 1999, Sunrise entered into joint ventures with several affiliates of The Sprout Group, Donaldson, Lufkin & Jenrette Securities Corporation and DLJ Capital Corporation, an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, in order to raise up to $71.8 million in equity capital for the development of up to 26 assisted living projects in the United States, the United Kingdom and Canada. Craig R. Callen, a director who during part of 2004 was the Managing Director and the Head of US Health Care Investment Banking at Credit Suisse First Boston, a subsidiary of Credit Suisse Group which acquired Donaldson, Lufkin & Jenrette Securities Corporation in 2000, holds a 1.1375% membership interest in one of the joint ventures owned and operated by Sunrise in the United States (the “JV”). During 2004, Sunrise had revolving credit arrangements with the JV with committed amounts of up to $16 million. Interest on advances made under these credit arrangements accrue at a rate of 10% per annum. The largest amount outstanding under the credit arrangement with the JV at any time during 2004 was $17.5 million, including accrued and unpaid interest. This credit arrangement was repaid on December 23, 2004.

Stock Performance Graph

     The graph below compares the total return on an investment in our common stock to the cumulative total return for the Standard & Poor’s Small Cap 600 Stock Index and to the cumulative total return for an index comprised of a peer group of companies. The peer group index is based on the total return for investments in the common stock of American Retirement Corporation, Beverly Enterprises, Inc., Capital Senior Living and Manor Care, Inc.

     The graph assumes the investment of $100 in Sunrise’s common stock on December 31, 1999. The graph also assumes investments on the same date of $100 each in the S&P SmallCap 600 Index and the companies comprising the peer group indices.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SUNRISE SENIOR LIVING, INC., THE S&P SMALLCAP 600 INDEX
AND A PEER GROUP

* $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

REPORT ON EXECUTIVE COMPENSATION

     The compensation committee has prepared the following report on Sunrise’s policies with respect to the compensation of executive officers for 2004.

     The compensation committee has been delegated the authority to discharge the board of director’s responsibilities relating to compensation for the chief executive officer and other executive officers. The compensation committee’s responsibilities include the annual review and approval of base salaries, bonus amounts, long-term incentive compensation, any employment, severance, and change in control agreements (including any amendments, supplements or waivers to these agreements), perquisites, and special or supplemental benefits for the chief executive officer and other executive officers.

     The compensation committee has also been delegated the authority to administer and implement Sunrise’s incentive compensation plans and equity-based plans that are subject to board of directors approval, including approving option grants and restricted stock or other awards to the chief executive officer, other executive officers and Sunrise employees.

Compensation of Executive Officers

     Sunrise’s compensation policies are designed to enable the company to attract, motivate and retain experienced and qualified executives. The committee’s key objective with respect to the compensation of executive officers is to build a strong relationship between the creation of stockholder value and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance. With this objective in mind, the compensation committee has designed the company’s executive compensation program to (1) be competitive with the compensation policies of other companies of comparable size and complexity; (2) provide significant incentives directly linked to increases in specified measures of stockholder value; and (3) reward superior performance as measured by financial and non-financial factors.

     The company’s executive compensation program consists of cash payments in the form of salary and annual bonus for performance during the current year and stock-based incentive compensation for performance over the long term. In 2003, to help establish compensation levels in light of the acquisition of Marriott Senior Living Services, Inc. and the resulting increase in the company’s scope and size, Sunrise engaged Watson Wyatt Worldwide to conduct a competitive market survey of chief executive officer compensation and other executive officer compensation of companies of approximately Sunrise’s size in the health services, hospitality and services sectors. In 2004, we continued the implementation of the compensation policies that we adopted in 2003 in connection with the comprehensive review of our compensation practices.

     In setting each of the elements of compensation, the committee considers the total value of the annual compensation for each executive and all executives as a group. The following describes in more specific terms the elements of compensation of executive officers for 2004:

     Base Salaries

     Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers are reviewed annually by the compensation committee. In 2004, the committee approved annual salary increases for executive officers effective in April 2004. In making these adjustments, the committee considered past individual performance as measured by both qualitative and quantitative factors, the individual’s potential for making significant contributions to the company’s future performance and competitive factors. The committee also considered the company’s overall performance in making the salary adjustments.

     Bonuses

     Bonuses are typically used to reward and compensate the chief executive officer and other executive officers for achieving certain goals set by the compensation committee and to reward superior performance. For 2004, such goals, which were substantially achieved by the chief executive officer and the other executive officers, included quantitative and qualitative objectives relating to, among other things, the company’s earnings, expense control, development pace, growth in revenue under management and team member development. In 2004, however, bonuses were paid based on specific accomplishments rather than overall bonuses for the year. In 2004, Messrs. Newell, Hulse and Gaul and Ms. Tomasso were awarded special performance cash bonuses for successfully completing the integration of the Marriott Senior Living Services and EdenCare transactions. In the first quarter of 2005, Messrs. Newell, Hulse and Gaul were awarded special performance cash bonuses in connection with their contributions towards the closing of the initial public offering of Sunrise Senior Living Real Estate Investment Trust in December 2004.

     Stock-Based Incentive Compensation

     The compensation committee considers restricted stock and restricted stock units to be an effective long-term incentive for individuals as it provides them with an opportunity to acquire or increase their proprietary interest in the company and encourages key individuals to continue to serve the company long-term. The full benefit of the restricted stock or restricted stock unit grant is realized upon the appreciation of Sunrise’s stock price, providing an incentive for key employees to create value for Sunrise’s stockholders through their service to Sunrise. The compensation committee believes that restricted stock and restricted stock units have and will continue to be helpful in attracting and retaining skilled executive personnel.

     The compensation committee also considers stock options to be an effective long-term incentive because gains are linked to increases in the stock value, which in turn provides stockholder gains. Stock options are granted by the compensation committee at an exercise price equal to the market price of the common stock at the date of the grant. The options typically vest in equal portions over a four-year period, and are exercisable within ten years from the date of grant. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value to Sunrise’s stockholders through appreciation of the stock price.

     With the addition to the company’s equity plans of restricted stock in 2002 and restricted stock units in 2003, the compensation committee has shifted its emphasis from stock options to restricted stock and restricted stock units to provide long-term incentives to executive officers, but still grants stock options to non-executive officers and may also grant stock options to executive officers in the future as appropriate. The compensation committee did not grant restricted stock or stock units or stock options to the chief executive officer or any of the other executive officers in 2004.

     In addition, Sunrise has a bonus deferral program for the chief executive officer and other senior executive officers under which such executive officers may elect to receive all or a portion of their annual bonus payments in the form of restricted stock units of Sunrise. At the time of such deferral election, each executive officer must elect a vesting period of from two to four years and, based on the vesting period chosen, will receive additional restricted stock units subject to the vesting period. The compensation committee believes that this program will further align the goals and actions of the chief executive officer and other senior executive officers with the interests of the company’s stockholders.

CEO’s Compensation

     In November 2003, Sunrise entered into an amended and restated employment agreement with Mr. Klaassen, replacing his existing employment agreement with Sunrise. The agreement has a five-year term commencing on November 13, 2003 and provides for automatic extension on an annual basis for a one-year period to maintain a rolling five-year term, unless earlier terminated. Base salary is subject to annual review by the compensation committee. In addition to his base salary, Mr. Klaassen is eligible to receive additional bonus compensation based on achievement of certain performance goals, as set and determined by the compensation committee, and other benefits and perquisites. See

“Employment Agreement” for additional information. In all other respects, the compensation policies described above apply to Mr. Klaassen’s compensation.

     Mr. Klaassen received a salary of $463,742 in 2004 pursuant to the terms of his amended and restated employment agreement, which represented approximately a 3% increase from his salary as of the end of 2003. In 2004, Mr. Klaassen did not receive a cash bonus; however, the compensation committee determined that 2004 performance would be among the considerations when it made equity compensation awards to executive officers in 2005. In March, 2005, Mr. Klaassen was awarded $1.0 million in restricted stock vesting over 3 years. Based on Sunrise’s financial performance in 2004, the execution of the company’s strategic transformation to a management services company, individual performance and customer satisfaction, the compensation committee concluded that Mr. Klaassen’s total annual compensation was reasonable in light of Mr. Klaassen’s contributions as chief executive officer.

Compensation Deductibility Policy

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, Sunrise’s policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to Sunrise’s executive officers.

Respectfully submitted,

Compensation Committee

Thomas J. Donohue, Chairman
Ronald V. Aprahamian
Craig R. Callen
David G. Bradley*

     * Mr. Bradley served as a member of the Compensation Committee through May 2004, at which time he was replaced on the committee by Mr. Callen.

Employment Agreement

     In November 2003, Sunrise entered into an amended and restated employment agreement with Paul J. Klaassen under which Mr. Klaassen serves as its chairman and chief executive officer. Such employment agreement amended and restated Mr. Klaassen’s then existing employment agreement with Sunrise. The employment agreement provided for an initial base salary of $450,000 per annum, subject to annual adjustment based on performance. Such employment agreement also provides for payment of an annual bonus based upon the achievement of performance goals established by the compensation committee. Mr. Klaassen’s salary and bonus are subject to annual review by the compensation committee. In addition, Mr. Klaassen is entitled to a company automobile or automobile allowance as determined by the compensation committee. Mr. Klaassen is also entitled to payment or reimbursement of other benefits or expenses, such as executive air travel and health club or other membership fees or dues as may be approved by the compensation committee.

     In addition, Mr. Klaassen is entitled to a fully-insured executive medical/dental plan providing supplemental coverage for him and/or his family for those items not covered under Sunrise’s general health plan, and to continuation of such coverage, notwithstanding any termination of his employment agreement for any reason, until age 65 (in the case of his children, until age 22). The maximum insurance benefit available to Mr. Klaassen under this supplemental coverage is $100,000.

     Mr. Klaassen’s employment agreement also provides that, notwithstanding any termination of the employment agreement, Sunrise shall make contributions of $150,000 per year for 12 years into a non-qualified deferred compensation plan, which replaces the life insurance coverage required by Mr. Klaassen’s prior employment agreement. As of November 13, 2004, Sunrise had paid an aggregate of $750,000 into this plan, leaving an aggregate amount of $1,050,000 to be paid over the ensuing seven years. At the end of the 12 year period, Mr. Klaassen or his beneficiaries will be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by Sunrise and Sunrise will receive any remaining amounts.

     Mr. Klaassen’s employment agreement is initially for five years, commencing on November 13, 2003, subject to automatic annual extension for a one-year period to maintain a rolling five year term, unless earlier terminated. If Mr. Klaassen’s employment agreement is terminated by Sunrise for “good cause” or by Mr. Klaassen for other than “good reason,” death or disability, Sunrise is required to: (a) pay Mr. Klaassen immediately after the effective date of termination his accrued base salary and any bonus amount earned but not yet paid; (b) make additional payments each year for three consecutive years equal to his annual salary and bonus for the year of termination; and (c) provide to Ms. Klaassen (and his children through their attainment of age 22), in the event of his death after termination of his employment agreement, and to Mr. Klaassen in the event of his disability after termination of his employment agreement, medical insurance through the date he would attain age 65.

     Upon termination of Mr. Klaassen’s employment agreement due to his death or disability, by Sunrise for other than “good cause” or by Mr. Klaassen for “good reason,” Sunrise is required to (a) pay to Mr. Klaassen immediately after the effective date of termination his base salary and annual bonus amount for the remaining portion of the rolling five-year term of his employment agreement; (b) make additional payments each year for three consecutive years equal to his annual salary and bonus for the year of termination; and (c) provide to Ms. Klaassen (and his children through their attainment of age 22), in the event of his death after termination of his employment agreement, and to Mr. Klaassen in the event of his disability after termination of his employment agreement, medical insurance through the date he would attain age 65. In addition, any stock options held by him would become fully vested.

     If Mr. Klaassen’s employment is terminated within 180 days after a “change in control” of Sunrise, Sunrise is required to: (a) pay to Mr. Klaassen immediately after the effective date of termination his base salary and annual bonus amount for the remaining portion of the rolling five-year term of his employment agreement; (b) make additional payments each year for three consecutive years equal to his annual salary and bonus for the year of termination; and (c) provide to Ms. Klaassen (and his children through their attainment of age 22), in the event of his death after termination of his employment agreement, and to Mr. Klaassen in the event of his disability after termination of his employment agreement, medical insurance through the date he would attain age 65.

     Upon a “change in control” of Sunrise, Mr. Klaassen would be entitled to: (a) full vesting of any stock options and (b) a disposition fee of 1% of Sunrise’s enterprise value, defined as its market capitalization plus debt as of the change in control. To the extent this amount is a golden parachute payment under section 280G of the Internal Revenue Code of 1986, Sunrise is required to pay him an amount necessary to gross up such amount for any excise taxes.

     For purposes of Mr. Klaassen’s employment agreement, “good reason” is generally defined to mean: (a) the assignment to Mr. Klaassen by the board of duties materially inconsistent with the duties of chairman and chief executive officer; (b) a material change in the nature or scope of Mr. Klaassen’s authority; (c) the occurrence of material acts or conduct on the part of Sunrise or its officers and representatives which have as their purpose forcing the resignation of Mr. Klaassen or preventing him from performing his duties and responsibilities; (d) a material breach by Sunrise of any material provision of the employment agreement; or (e) requiring Mr. Klaassen to be based more than 50 miles from McLean, Virginia.

     For purposes of Mr. Klaassen’s employment agreement, “good cause” is generally defined to mean: (a) any material breach by Mr. Klaassen of the terms of employment agreement, (b) Mr. Klaassen’s willful commission of acts of dishonesty in connection with his position, (c) chronic absenteeism (other than by reason of disability), (d) Mr. Klaassen’s willful failure or refusal to perform the essential duties of his position, (e) conviction of a felony or (f) Mr. Klaassen’s engaging in illegal or other wrongful conduct substantially detrimental to the business or reputation of Sunrise.

     “Change in control” is generally defined to mean: (a) any person or group that becomes the beneficial owner of 20% or more of the common stock or securities representing 20% or more of the combined voting power of all voting securities of Sunrise; (b) a change in the composition of a majority of the board of directors of Sunrise, subject to specified exceptions; (c) a merger, reorganization, consolidation or similar transaction in which the respective beneficial owners of the outstanding common stock and any other voting securities of Sunrise immediately before such transaction are not expected to beneficially own immediately after the transaction, in substantially the same proportions as immediately before the transaction, more than 60% of the common stock and combined voting power of the securities entitled to vote generally in the election of directors of the corporation resulting from the transaction; or (d) a plan of liquidation of Sunrise or a plan or agreement for the sale or other disposition of all or substantially all of the assets of Sunrise.

Senior Executive Severance Plans

     Effective as of February 25, 2000, the Sunrise board of directors adopted senior executive severance plans under which designated executive officers of Sunrise are eligible to receive severance benefits if such executive officer’s employment with Sunrise is terminated by the executive officer within two years after a “change in control” for “good reason” or if, following a change in control, the executive officer’s employment is terminated by Sunrise for any reason other than for “cause.” Each of the named executive officers was eligible to participate under these plans. However, pursuant to the terms of his employment agreement, Mr. Klaassen was not entitled to any payments under these plans. See “Employment Agreement” above. The severance plans terminated on February 25, 2005.

     For purposes of the plans, a “change in control” means, generally, the acquisition by a third party of more than 50% of the outstanding common stock of Sunrise or of the combined voting power of all voting securities of Sunrise entitled to vote generally in the election of directors, a change in the composition of the board of directors of Sunrise whereby the members of the Sunrise board on the effective date of the plans, or any successor board member approved by a majority of the then-existing Sunrise board members, cease to constitute at least a majority of the board of directors or a liquidation or dissolution of Sunrise approved by Sunrise stockholders. A change of control also will be deemed to occur upon the consummation of a reorganization, merger, consolidation or sale or other disposition of substantially all of the assets of Sunrise, unless, following the transaction, the holders of the outstanding common stock and voting securities of Sunrise immediately prior to the transaction beneficially own more than 50% of the outstanding common stock and voting securities of the resulting entity, no person or entity who did not previously beneficially own 35% or more of the outstanding common stock or voting securities of Sunrise beneficially owns 35% or more of the outstanding common stock or voting securities of the resulting entity and at least a majority of the members of the Sunrise board prior to the transaction continue to serve as members of the board of the resulting entity.

     Under the plans, “good reason” means, generally, a reduction in the executive officer’s salary, benefits or bonus eligibility, other than reductions also generally applicable to peer employees, a substantial reduction in the employee’s responsibilities or areas of supervision or an office relocation outside the metropolitan area in which the office of the executive officer was previously located. “Cause” is generally deemed to exist if the executive officer is convicted of fraud or theft against Sunrise or a crime involving moral turpitude, if the employee is found to have compromised trade secrets or other valuable proprietary information of Sunrise, or if the employee has engaged in gross or willful misconduct that causes and will continue to cause in the future substantial and material harm to the business and operations of Sunrise or any of its affiliates.

     The amount of the severance benefit payable to a named executive officer (other than the chief executive officer) under the plans generally equals the sum of (a) the accrued obligations of Sunrise to the executive officer as of the date of termination of the executive officer’s employment, (b) three times the sum of the executive officer’s annual base salary, which is calculated as the greater of the annual base salary payable to the executive officer at the time of termination of employment or twelve times the employee’s highest monthly base salary paid or payable to the executive officer in respect of the twelve-month period immediately preceding the month of termination, and the executive officer’s annual bonus, which is calculated as the highest amount paid to the executive officer as bonus payments in a single year during the last three full fiscal years before the date of termination of employment, and (c) an additional amount based on a Black-Scholes value methodology for unexercised options previously granted to the executive officer with exercise prices in excess of $24.00. If the payments to an executive officer constituted a “parachute payment,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and the executive officer would receive a greater payment after taxes if the payments were capped at three times the executive officer’s annual compensation includible in the executive officer’s taxable income for federal income tax purposes during the preceding five years, less $1.00, then the payment would be reduced to that amount. The severance payments are payable in a lump sum within thirty days of the date of termination.

     Under the plans, the executive officer and the executive officer’s family also would be entitled to continued medical and other benefits for one year after the date of termination of the executive officer’s employment with Sunrise unless they become otherwise eligible to receive similar benefits through another employer. The senior executive severance plans also effectively amend all stock option grants previously made to the executive officers covered by the plans to make them vest immediately prior to a change in control. The executive officers covered by the plans would not be obligated to seek further employment in order to mitigate the amount of severance payments.

REPORT OF THE AUDIT COMMITTEE

     The audit committee oversees Sunrise’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the company’s financial statements and reporting process, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the audited financial statements in Sunrise’s Annual Report on Form 10-K for the year ended December 31, 2004.

     The audit committee has also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability of the audited financial statements and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from Sunrise and its management, including the matters in the written disclosure received by the audit committee as required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

Ronald V. Aprahamian, Chairman
Thomas J. Donohue
Craig R. Callen

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of Sunrise’s directors, executive officers and beneficial owners of more than 10% of Sunrise’s outstanding equity securities to file with the SEC initial reports of ownership of Sunrise’s equity securities and to file subsequent reports when there are changes in such ownership. Such directors, executive officers and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to Sunrise, the company believes that, except as set forth below, all Section 16(a) filing requirements for the fiscal year ended 2004 applicable to such persons were complied with on a timely basis. Paul Klaassen filed one late Form 4 on April 5, 2004 which included the late reporting of a gift transaction on December 19, 2003. Ronald Aprahamian, David Bradley, Craig Callen, Thomas Donohue and Douglas Holladay each filed one late Form 4 on July 13, 2004 which included the late reporting of a grant of options made to each of them on May 13, 2004.

Certain Transactions

     Sunrise Senior Living Foundation. Sunrise Senior Living Foundation, Inc. (“SSLF”), a not-for-profit organization, among its other activities, operates two schools with day care centers, a leadership center, a stand-alone day care center, and has been involved in providing low and moderate income assisted living housing. Paul and Teresa Klaassen are on the board of directors and serve as officers of SSLF and its affiliated entities. Certain other officers and employees of Sunrise also serve as directors and/or as officers of SSLF and its affiliated entities.

     For many years, Sunrise has provided office facilities and bookkeeping and data processing support services to SSLF primarily relating to the operation of the schools, one of which is located on property contiguous to one of the first Sunrise communities and one of which is near Sunrise’s former headquarters. Sunrise charged SSLF a management fee of $84,000 for the provision of these office facilities and support services in 2004. In addition, from time to time, Sunrise has advanced funds to SSLF and deferred payments by SSLF to Sunrise to support SSLF’s operations.

     At various times since 2002, Sunrise has rented the leadership center for management and staff retreats or other corporate events. During 2004, 2003 and 2002, respectively, rents paid to SSLF for use of the leadership center totaled approximately $259,000, $106,000 and $41,000. In April 2003, Sunrise also began to manage the leadership center for SSLF and to lease employees to SSLF who work at the leadership center. Salary and benefits charged to SSLF for these individuals totaled approximately $232,000 for 2004 and $193,000 for 2003.

     In 2001, a subsidiary of SSLF formed a limited liability company (the “LLC”) to develop and construct an assisted living facility and an adult day care center for low to moderate-income seniors in Fairfax County, Virginia, which facility was intended to be managed by Sunrise following its completion. In 2004, the LLC agreed to construct the project for a fixed fee of $11.2 million to be paid by Fairfax County upon completion of the project. In the fourth quarter of 2004, the LLC, Sunrise and Fairfax County entered into an agreement pursuant to which Sunrise agreed to manage the development of the project for a fee of up to $180,000. As of December 31, 2004, Sunrise had funded development costs for this project of approximately $870,000. These amounts, together with remaining development costs, are to be repaid out of the proceeds to be received from Fairfax County upon completion of the facility. Subsequent to year-end 2004, SSLF transferred and assigned its 100% membership interest in the LLC to Sunrise, with Sunrise assuming development and construction of this project and repaying SSLF’s initial capital contribution and advances to this project of approximately $850,000, which amount will be repaid to Sunrise out of the proceeds to be received from Fairfax County upon completion of the facility.

     In April 2004, Sunrise leased additional space in its headquarters building and began subleasing a portion of this space to a subsidiary of SSLF to use as a day care center. The sublease runs though September 30, 2013. The sublease payments are approximately $7,000 per month, subject to increase as provided in the sublease, which equal payments made by Sunrise to the landlord for this space. Sunrise charged SSLF approximately $56,000 in sublease payments for 2004.

     At December 31, 2004 and 2003, respectively, Sunrise had outstanding receivables from SSLF and its affiliates of $3.4 million and $2.6 million for operating expenses and development expenses related to the Fairfax County project. The largest amount outstanding at any time during 2004 was $3.4 million. SSLF is not charged interest on these outstanding receivables.

     At December 31, 2004, Sunrise had outstanding payables to SSLF of $1.2 million relating to advances by a subsidiary of SSLF to a Sunrise venture prior to 2002, which subsidiary previously had provided assisted living services at certain Sunrise venture facilities located in Illinois. Sunrise is not charged interest on these outstanding payables.

     All net receivables (receivables less payables) due Sunrise as of December 31, 2004, as adjusted to give effect to Sunrise’s acquisition of the Fairfax County project subsequent to year-end, totaling approximately $535,000, were paid in full by SSLF in April 2005.

     Fairfax Community Ground Lease. Sunrise leases the real property on which its Fairfax, Virginia community is located from Paul and Teresa Klaassen pursuant to a 99-year ground lease entered into in June 1986, as amended in August 2003. The amended ground lease provides for monthly rent of $13,225, as adjusted annually based on the consumer price index. Annual rent expense for Sunrise for 2004 under these arrangements was approximately $158,700.

     Ground Lease to the Klaassens. The Klaassens lease real property located in Fairfax County, Virginia from Sunrise for use as a residence under a 99-year ground lease entered into in June 1994. The rent is $1.00 per month. This property is part of a parcel, which includes Sunrise’s Oakton community, that was previously transferred by the Klaassens to Sunrise in connection with a financing transaction. Rather than attempting to subdivide the parcel, which would have caused a significant delay in completing the financing transaction, Sunrise agreed to lease back the residence to the Klaassens as a condition to the transfer of the property. For approximately the past 10 years, the residence has primarily been used for Sunrise business purposes, including holding meetings and housing out of town employees. In connection with its use of the residence, Sunrise paid during 2004 expenses totaling approximately $112,000 for real estate taxes, utilities, lawn service, housekeeping, maintenance, trash collection and supplies for the residence.

     Compensation to Teresa Klaassen. Teresa Klaassen, a director, also serves as Sunrise’s chief cultural officer. For 2004, Ms. Klaassen received in her capacity as Sunrise’s chief cultural officer a salary of $100,769 and an automobile allowance of $4,375. In addition, Sunrise leases a corporate jet and from time to time both Ms. Klaassen and Mr. Klaassen make personal use of such corporate jet. Amounts attributable to Ms. Klaassen’s personal use of such corporate jet during 2004 included (a) $122,089 representing the incremental cost of the joint personal use by Ms. Klaassen and Paul Klaassen (which amount is also included in Paul Klaassen’s annual compensation for 2004 in the Summary Compensation Table above under “Other Annual Compensation”) and (b) $16,716 representing the incremental cost of personal use solely by Ms. Klaassen.

     Loan to Christian Slavin. In February 2000, Sunrise made a $150,000 loan to Christian Slavin, a former executive officer of Sunrise, and his spouse in connection with the purchase of his personal residence. The principal balance, together with accrued interest at a rate of 6.12% per annum, was repaid as of July 23, 2004. The loan was secured by a second deed of trust entered into in March 2000. The largest aggregate amount of indebtedness outstanding at any time during 2004 was $190,794.

     Other. For a description of certain other transactions involving Sunrise and its directors, see “Compensation Committee Interlocks and Insider Participation.”

APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
TO INCREASE THE SHARES AVAILABLE FOR PURCHASE
(Proposal 2)

          Sunrise’s employee stock purchase plan (“ESPP”) was adopted by the board of directors on March 19, 2001, and approved by the stockholders on May 11, 2001. On November 17, 2004, the board of directors unanimously adopted, subject to stockholder approval, an amendment to Section 2 of the ESPP to increase the aggregate number of shares of Sunrise’s common stock that may be made available for purchase by participating employees under the ESPP from 300,000 shares to 1,050,000 shares.

     The board of directors believes that the ESPP is a valuable tool in motivating Sunrise’s employees. The purpose of the ESPP is to enable eligible employees of Sunrise or any of its participating affiliates, through payroll deductions, to purchase shares of Sunrise common stock, to increase the employees’ interest in Sunrise’s growth and success and to encourage employees to remain in the employ of Sunrise or its participating affiliates. As of March 15, 2005, 299,527 of the shares of common stock reserved for purchase under the ESPP had been purchased, leaving 473 shares available for purchase under the ESPP. The board of directors believes that the availability of a sufficient number of shares for purchase under the ESPP is integral to attract, retain and motivate qualified employees of Sunrise and its participating affiliates. On March 15, 2005, there were five executive officers and approximately 26,771 employees of Sunrise and its subsidiaries who were eligible to participate in the ESPP. Based on the closing price of $48.60 per share on March 31, 2005, the market value of the additional shares proposed to be made available for purchase under the ESPP was approximately $36.5 million.

Description of the Plan

     The principal provisions of the amended ESPP are summarized below. A copy of amended ESPP is attached to this proxy statement as Exhibit B. This summary is not complete and is qualified in its entirety by the terms of the amended ESPP.

     If the amendment to the ESPP is approved by Sunrise’s stockholders, a total of 1,050,000 shares of common stock will be available for purchase by eligible employees of Sunrise or any of its participating affiliates under the ESPP. The shares of common stock issuable under the ESPP may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

     The ESPP permits eligible employees to elect to have a portion of their pay deducted by Sunrise to purchase shares of our common stock. In the event there is any increase or decrease in common stock without receipt of consideration by Sunrise (for instance, by a recapitalization or stock split), there may be a proportionate adjustment to the number and kinds of shares that may be purchased under the ESPP. Sunrise will determine the length and duration of the periods during which payroll deductions will be accumulated to purchase shares of common stock. Each period is known as an offering period. The current offering period began on January 1, 2005 and will end on June 30, 2005.

     Administration. The ESPP is administered by the compensation committee. The compensation committee has the authority to interpret the ESPP, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the ESPP. All of the compensation committee’s determinations are final and binding.

     Eligibility. Any employee of Sunrise or its participating affiliates may participate in the ESPP, except the following, who are ineligible to participate: (a) an employee whose customary employment is less than 20 hours per week and (b) an employee who, after exercising his or her rights to purchase stock under the ESPP, would own stock including stock that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of Sunrise. An employee must be employed on the last day of the offering period in order to acquire stock under the ESPP unless the employee has retired, died or become disabled, been laid off or is on an approved leave of absence.

     Participation Election. An eligible employee may become a participant in the ESPP by completing an election to participate in the ESPP on a form provided by Sunrise and submitting that form to Sunrise’s payroll department. The form will authorize Sunrise to have deductions, but not less than $10.00 per pay period, made from pay on each pay day following enrollment in the ESPP. The deductions or contributions will be credited to the employee’s account under the ESPP. An employee may not during any offering period change his or her percentage of payroll deduction or contribution for that offering period, nor may an employee withdraw any contributed funds other than by terminating participation in the ESPP (as described below). A participating employee may increase or decrease his or her payroll deduction or periodic cash payments, to take effect on the first day of the next offering period, by delivering to Sunrise a new form regarding election to participate in the ESPP. A participating employee may terminate payroll deductions or contributions at any time prior to the last trading day of the purchase period.

     If in any purchase or offering period the number of unsold shares that may be made available for purchase under the ESPP is insufficient to permit eligible employees to exercise their rights to purchase shares, a participation adjustment will be made, and the number of shares purchasable by all participating employees will be reduced proportionately.

     Purchase Price. Rights to purchase shares of our common stock will be deemed granted to participating employees as of the first trading day of each offering period. The purchase price for each share (the “Purchase Price”) will be set by the compensation committee. The Purchase Price for an offering period may not be less than 85% of the fair market value of our common stock on the first trading day of the offering period or the last trading day of the purchase period set by the compensation committee (“Purchase Date”), whichever is lower; provided that in no event may the Purchase Price be less than the par value of the common stock. The Purchase Price for the current offering period is 85% of the fair market value of our common stock on the last trading day of the purchase period.

     Purchase Limit. No employee may purchase common stock in any calendar year under the ESPP and all other “employee stock purchase plans” of Sunrise and any of its participating affiliates having an aggregate fair market value in excess of $25,000, determined as of the first trading date of the offering period. Sunrise may also impose a limitation on the number or value of shares of common stock an employee may purchase during an offering period.

     Purchase of Common Stock. On the Purchase Date, a participating employee will be credited with the number of whole shares of common stock purchased under the ESPP for such period. Common stock purchased under the ESPP will be held in the custody of an agent designated by Sunrise. The agent may hold the common stock purchased under the ESPP in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate, without identification as to individual employees. An employee may, at any time two years following his or her purchase of shares under the ESPP, by written notice instruct the agent to have all or part of such shares reissued in the employee’s own name and have the stock certificate delivered to the employee. Sunrise may also elect to impose a holding period requirement of up to two years from the Purchase Date for shares of common stock purchased by participating employees under the ESPP.

     Termination of Participation. A participating employee will be refunded all monies in his or her account, and his or her participation in the ESPP will be terminated, if: (a) the employee ceases to be eligible to participate in the ESPP, or (b) the employee voluntarily leaves the employ of Sunrise or a participating affiliate, other than by retirement prior to the Purchase Date. A participating employee’s participation in the ESPP will also terminate in the event that the board of directors elects to terminate the plan; provided, that, termination of the plan will not impair the vested rights of the participant.

     If a participating employee elects to terminate participation in the ESPP, terminates participation because of his or her retirement or death, or terminates participation because of an involuntary termination of employment without cause, the employee (or his or her representative in the event of death) can choose to either: (a) purchase common stock on the

Purchase Date with the amounts then accumulated in his or her account or (b) have all monies in his or her account refunded.

     Lay-off, Authorized Leave of Absence or Disability. Payroll deductions may be suspended for a participating employee during any period of absence of the employee from work due to lay-off, authorized leave of absence or disability or, if the employee so elects, periodic payments to the ESPP by the employee may continue to be made in cash. If the participating employee returns to active service prior to the Purchase Date, the employee’s payroll deductions will be resumed. If the employee did not make periodic cash payments during the employee’s period of absence, the employee may elect to either: (a) make up any deficiency in the employee’s account resulting from a suspension of payroll deductions by an immediate cash payment; (b) not to make up the deficiency in his or her account, in which event the number of shares to be purchased by the employee will be reduced to the number of whole shares which may be purchased with the amount, if any, credited to the employee’s account on the Purchase Date; or (c) withdraw the amount in the employee’s account and terminate the employee’s option to purchase. If a participating employee’s period of lay-off, authorized leave of absence or disability terminates on or before the Purchase Date, and the employee has not resumed active employment with Sunrise or a participating affiliate, the employee will receive a distribution of his or her account.

     Transferability of Shares. No participating employee may assign his or her rights to purchase shares of common stock under the ESPP, whether voluntarily, by operation of law or otherwise. Any payment of cash or issuance of shares of common stock under the ESPP may be made only to the participating employee or, in the event of the employee’s death, to the employee’s estate. Once a stock certificate has been issued to the employee or for his or her account, such certificate may be assigned the same as any other stock certificate.

     Amendment of Plan. The board of directors may, at any time, amend the ESPP in any respect; provided, however, that without approval of the stockholders of Sunrise, no amendment may be made (a) increasing the number of shares that may be made available for purchase under the ESPP or (b) changing the eligibility requirements for participating in the ESPP. No amendment may be made to the ESPP that impairs the vested rights of participating employees.

     Termination of Plan. The board of directors may terminate the ESPP at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participants that have vested at the time of termination. In any event, the ESPP shall, without further action of the board of directors, terminate at the earlier of (a) 10 years after adoption of the ESPP by the board of directors and (b) such time as all shares of common stock that may be made available for purchase under the ESPP have been issued.

     Reorganizations. Upon a dissolution or liquidation of Sunrise or the merger, consolidation or reorganization of Sunrise in which Sunrise is not the surviving corporation or a sale of assets or stock, the ESPP and all rights outstanding shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation or assumption of the ESPP, or for the substitution of the rights under the ESPP with rights covering the stock of the successor corporation.

     No Employment Rights. Neither the ESPP nor any right to purchase common stock under the ESPP confers upon any employee any right to continued employment with Sunrise or a participating affiliate.

Federal Income Tax Consequences

     The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Amounts withheld from pay under the ESPP are taxable income to participating employees in the year in which the amounts otherwise would have been received, but the participating employees will not be required to recognize additional income for federal income tax purposes either at the time the employee is deemed to have been granted a right to purchase common stock (on the first day of an offering period) or when the right to purchase common stock is exercised (on the last day of the offering period).

     If the participating employee holds the common stock purchased under the ESPP for at least two years after the first day of the offering period in which the common stock was acquired (the “Grant Date”) and for at least one year after the common stock is purchased (the “Purchase Date”), when the participating employee disposes of the common stock, he or she will recognize as ordinary income an amount equal to the lesser of (a) the excess of the fair market value of the common stock on the date of disposition over the price paid for the common stock or (b) the fair market value of the common stock on the Grant Date multiplied by the discount percentage (if any) for stock purchases under the ESPP.

     If the participating employee disposes of the common stock within two years after the Grant Date or within one year after the common stock is purchased, he or she will recognize ordinary income equal to the fair market value of the common stock on the last day of the offering period in which the common stock was acquired less the amount paid for the common stock. The ordinary income recognition pertains to any disposition of common stock acquired under the ESPP (such as by sale, exchange or gift).

     Upon disposition of the common stock acquired under the ESPP, any gain realized in excess of the amount reported as ordinary income will be reportable by the participating employee as a capital gain, and any loss will be reportable as a capital loss. Amounts required to be reported as ordinary income on the disposition of the common stock may be added to the purchase price in determining any remaining capital gain or loss. Capital gain or loss will be long-term if the employee has satisfied the two-year holding period requirement described above or, in any event, if the employee has held the common stock for at least one year. Otherwise, the capital gain or loss will be short-term.

     If the participating employee satisfies the two-year holding period for common stock purchased under the ESPP, Sunrise will not receive any deduction for federal income tax purposes with respect to that common stock or the right under which it was purchased. If the employee does not satisfy the two-year holding period, Sunrise will be entitled to a deduction in any amount equal to the amount that is considered ordinary income. Otherwise, the ESPP has no tax effect on Sunrise.

     The foregoing tax discussion is a general description of certain expected federal income tax results under current law. No attempt has been made to address any state, local, foreign or estate and gift tax consequences that may arise as a result of participation in the ESPP.

NEW PLAN BENEFITS – EMPLOYEE STOCK PURCHASE PLAN

     The plan participants shown in the following table are participating in the offering period that commenced January 1, 2005, subject to stockholder approval of the amendment to the ESPP increasing the number of reserved shares:

Name and Position	Dollar Value ($)(2)	Number of Shares(2)
Paul J. Klaassen	*	*
Chairman of the Board and Chief Executive Officer
Thomas B. Newell	$0	0
President
Tiffany L. Tomasso	$21,250	539
Chief Operating Officer
Larry B. Hulse	$11,588	294
Chief Financial Officer
John Gaul	$21,250	539
General Counsel
Executive Group (6 persons) (1)	$54,088	1,372
Non-Executive Director Group (6 persons)	*	*
Non-Executive Officer Employee Group (1,401 persons)	$2,020,412	50,543

(1)	Consists of six executive officers, including the named executive officers listed above.

(2)	The dollar value is the amount that the participants have elected to contribute to the plan for this purchase period. The number of shares is calculated by using a purchase price of 85% of the fair market value of Sunrise common stock on January 1, 2005, which is the closing price of the common stock on December 31, 2004, or $46.36 per share, and dividing the total elective contributions to the plan by that number in order to estimate the number of shares that would be purchased by each participant on the last day of the offering period. The purchase price for the current offering period is 85% of the fair market value of our common stock on the last trading day of the purchase period.

*	Not eligible to participate.

     Except as shown in the table above with regard to the January 1, 2005 offering period, participation in the ESPP is subject to the discretion of the eligible employee and amounts received by participants or any group of participants are subject to the fair market value of Sunrise’s common stock on future dates.

Required Vote

     The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote with respect to this proposal is required to approve the proposed amendment to the ESPP to increase the aggregate number of shares of Sunrise’s common stock made available for purchase under the plan. Abstentions will have the same effect as a negative vote. Broker non-votes will not be counted as a vote cast or entitled to vote on this proposal. The board of directors recommends that stockholders vote “FOR” the approval of the amendment to the ESPP.

INDEPENDENT PUBLIC ACCOUNTANTS

     The audit committee has appointed Ernst & Young LLP to act as Sunrise’s independent public accountants for 2005. Representatives of Ernst & Young LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ernst & Young LLP was first appointed to act as Sunrise’s independent public accountants in November 1994.

  Audit Fees

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Sunrise’s annual financial statements for 2004, Sarbanes-Oxley Section 404 attest services, the reviews of the financial statements included in Sunrise’s Form 10-Qs for 2004, statutory audits required internationally and other SEC filings for 2004 was $2,185,000. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Sunrise’s annual financial statements for 2003, the reviews of the financial statements included in Sunrise’s Form 10-Qs for 2003, statutory audits required internationally and other SEC filings for 2003 was $1,000,000.

  Audit-Related Fees

     The aggregate fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of Sunrise’s financial statements that are not already reported in the paragraph immediately above totaled approximately $1,063,500 and $200,000 for fiscal years 2004 and 2003, respectively. These services included general audit advisory services, employee benefit plan audits and other audit related services for both years. In addition, 2004 services included audit and audit-related services rendered in connection with the formation of Sunrise Senior Living Real Estate Investment Trust and 2003 services included transaction due diligence and audit advisory services related to the acquisition of Marriott Senior Living Services, Inc.

  Tax Fees

     The aggregate fees billed by Ernst & Young LLP for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning totaled approximately $805,000 and $890,000 for fiscal years 2004 and 2003, respectively. These fees were billed in connection with tax compliance outsourcing and tax services for international ventures in both 2004 and 2003 and for transaction services and tax services related to the acquisition of Marriott Senior Living Services, Inc. in 2003.

  All Other Fees

     No fees were billed by Ernst & Young LLP for products and services provided by Ernst & Young LLP other than as set forth above for fiscal years 2004 and 2003.

  Pre-Approval of Audit and Non-Audit Services

     The audit committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by Sunrise’s independent auditor, Ernst & Young LLP. The audit committee will, on an annual basis, consider and, if appropriate, approve, the provision of audit and non-audit services by Ernst & Young LLP. Thereafter, the audit committee will, as necessary, consider and, if appropriate pre-approve the provision of additional audit and non-audit services by Ernst & Young LLP that are not encompassed by the audit committee’s annual pre-approval. The audit committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and non-audit services, provided that the estimated cost for such services shall not exceed $100,000. The chairman must report all pre-approval decisions to the audit committee at its next scheduled meeting and provide a description of the terms of the engagement, including (1) the type of services covered by the engagement, (2) the dates the engagement is scheduled to commence and terminate, (3) the estimated fees payable by Sunrise pursuant to the engagement, (4) other material terms of the engagement and (5) such other information as the audit committee may request.

STOCK OWNED BY MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the common stock as of March 1, 2005 by (a) each director and nominee for director of Sunrise; (b) each named executive officer of Sunrise; and (c) all executive officers and directors of Sunrise as a group.

	Amount and Nature of	Percent of Common
Name and Position(s) with Sunrise	Beneficial Ownership(1)	Stock Outstanding
Paul J. Klaassen(2)	3,333,662	15.8%
Chairman of the Board and Chief Executive Officer
Teresa M. Klaassen(2)	3,333,662	15.8%
Chief Cultural Officer and Secretary
Thomas B. Newell(3)	462,746	2.2%
President
Tiffany L. Tomasso(4)	44,423	*
Chief Operating Officer
Larry E. Hulse(5)	38,570	*
Chief Financial Officer
John F. Gaul (6)	16,779	*
General Counsel
Ronald V. Aprahamian(7)	195,000	*
Director
David G. Bradley(8)	68,000	*
Director
Craig R. Callen(9)	66,000	*
Director
Thomas J. Donohue(10)	147,755	*
Director
J. Douglas Holladay(11)	58,000	*
Director
William G. Little(12)	21,000	*
Director
Executive officers and directors as a group (13 persons)(13)	4,461,277	20.4%

*	Less than one percent.

(1)	Under Rule 13d-3 under the Securities Exchange Act of 1934, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)	Represents 2,891,320 shares held jointly by the Klaassens, as tenants by the entireties, 23,100 shares held directly by Mr. Klaassen, 5,597 restricted stock units held by Mr. Klaassen that are exercisable within 60 days of March 1, 2005, 350,000 shares issuable upon exercise of stock options held by Mr. Klaassen that are exercisable within 60 days of March 1, 2005 and 63,645 shares held by The Klaassen Family Private Foundation (See “Principal Holders of Voting Securities”).

(3)	Represents 125,000 shares of restricted stock, 331,136 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2005 and 6,610 shares of common stock held directly.

(4)	Represents 41,946 shares of restricted stock and 2,477 shares of common stock held directly.

(5)	Represents 20,973 shares of restricted stock, 15,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2005 and 2,597 shares of common stock held directly.

(6)	Represents 16,779 shares of restricted stock.

(7)	Represents 194,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2005 and 1,000 shares which Mr. Aprahamian has the power to vote and the power to dispose of as trustee.

(8)	Represents 68,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2005.

(9)	Represents 66,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2005.

(10)	Represents 127,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2005 and 20,755 shares of common stock held directly.

(11)	Represents 58,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2005.

(12)	Represents 10,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2005 and 11,000 shares of common stock held directly.

(13)	Includes 1,219,136 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2005, 5,597 restricted stock units that are exercisable within 60 days of March 1, 2005, 66,539 shares of common stock held directly, and 214,040 shares of restricted stock held by the executive officers and directors as a group, 2,891,320 shares beneficially owned jointly by Paul J. and Teresa M. Klaassen, 63,645 shares held by The Klaassen Family Private Foundation and 1,000 shares held as trustee by Mr. Aprahamian.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information as of March 1, 2005 with respect to the ownership of shares of Sunrise common stock by each person believed by management to be the beneficial owner of more than 5% of Sunrise’s outstanding common stock. The information is based on the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to Sunrise. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

Name and Address of	Amount and Nature of	Percent of Common
Beneficial Owner	Beneficial Ownership	Stock Outstanding
Paul J. and Teresa M. Klaassen(1)	3,333,662	15.8%
7902 Westpark Drive
McLean, VA 22102

Dimensional Fund Advisors, Inc.(2)	1,508,881	7.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc.(3)	2,308,100	11.2%
100 E. Pratt Street
Baltimore, MD 21202

(1)	See “Stock Owned by Management.”

(2)	The Schedule 13G dated February 9, 2005 of Dimensional Fund Advisors states that it has sole power to vote and to dispose of 1,508,881 shares of Sunrise common stock. Dimensional Fund Advisors states in its Schedule 13G that all securities reported therein are owned by its advisory clients, no one of which, to its knowledge, owns more than 5% of the class of securities. In its Schedule 13G, Dimensional Fund Advisors disclaims beneficial ownership of all such securities.

(3)	The Schedule 13G dated February 14, 2005 of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. states that: (a) T. Rowe Price Associates, Inc. has sole voting power with respect to 428,700 shares of Sunrise common stock and sole dispositive power with respect to 2,308,100 shares of Sunrise common stock and (b) T. Rowe Price Small-Cap Stock Fund, Inc. has sole voting power with respect to 1,369,100 shares of Sunrise common stock. T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. state in their Schedule 13G that: (a) with respect to the securities owned by T. Rowe Price Small-Cap Stock Fund, Inc., only the custodian for such fund has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities, and (b) no one client subject to the investment advice of T. Rowe Price Associates, Inc. owns more than 5% of the class of securities. In its Schedule 13G, T. Rowe Price Associates, Inc. disclaims beneficial ownership of all such securities.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2006 annual meeting must be received by Sunrise no later than December 8, 2005 under the proxy soliciting rules of the SEC in order to be considered for inclusion in Sunrise’s proxy statement and form of proxy relating to the 2006 annual meeting. Nothing in this paragraph shall be deemed to require Sunrise to include in its proxy statement and proxy relating to the 2006 annual meeting any stockholder proposal which may be omitted from Sunrise’s proxy materials under applicable regulations of the SEC in effect at the time such proposal is received. Under Sunrise’s bylaws, any stockholder of Sunrise who intends to present a proposal for action at the 2006 annual meeting also must file a copy of the proposal with the secretary of Sunrise at least 60 days prior to the meeting. However, in the event that less than 75 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 15th day following the day on which such notice of the date or public disclosure was made.

OTHER BUSINESS TO BE TRANSACTED

     The board of directors does not know of any other matters to be presented for action by the stockholders at the annual meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in the manner recommended by Sunrise’s board of directors, or, if no such recommendation is given, in the discretion of the proxy holders.

By order of the board of directors,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer

McLean, Virginia
April 7, 2005

EXHIBIT A

Sunrise Senior Living, Inc.

Audit Committee Charter

(As amended on March 14, 2005)

Purpose

The purpose of the audit committee is to:

     1. Assist the board of directors in its oversight of (a) the integrity of the company’s financial statements, (b) the company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the company’s internal audit function and independent auditor; and

     2. Prepare an audit committee report as required by the proxy rules of the Securities and Exchange Commission (the “SEC”) to be included in the company’s annual proxy statement.

Composition and Expertise

The audit committee shall consist of not less than three directors. All members of the audit committee shall meet the independence requirements of the New York Stock Exchange (“NYSE”) and the rules of the SEC. Each member of the audit committee shall be financially literate, as such qualification is interpreted by the company’s board of directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the audit committee. In addition, at least one member of the audit committee shall have accounting or related financial management expertise, as the company’s board of directors interprets such qualification in its business judgment.

The members of the audit committee shall be appointed by the board of directors on the recommendation of the nominating and corporate governance committee at the annual organizational meeting of the board and shall serve until their successors shall have been duly elected and qualified or until their earlier resignation or removal. Audit committee members may be removed and replaced by the board of directors. Unless the board of directors designates a chair, the members of the audit committee may elect a chair by majority vote.

Responsibilities

In meeting its responsibilities, the audit committee is expected to:

Oversight of Financial Disclosure Matters

1.	Discuss the company’s earnings releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The audit committee’s responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The audit committee need not discuss in advance each earnings release or each instance in which the company may provide earnings guidance.

2.	Meet to review and discuss the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

3.	Discuss with the independent auditor any matters required under Statement on Auditing Standards No. 100, Interim Financial Information, as modified or supplemented, to be communicated by the independent auditor to the audit committee or its chair in connection with the independent auditor’s review required under Rule 10-01(d) of Regulation S-X, or any successor rule, of the interim financial statements of the company to be included in the company’s quarterly reports on Form 10-Q. The chair may represent the entire audit committee, either in person or by telephone conference call, for purposes of the discussion regarding the independent auditor’s SAS No. 100 review contemplated in this paragraph.

4.	Discuss policies with respect to risk assessment and risk management, including discussion of the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and discuss the company’s guidelines and processes for risk assessment and risk management.

5.	While the fundamental responsibility for the company’s financial statements and disclosures rests with management and the independent auditor, review: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles, and major issues as to the adequacy of the company’s internal controls and any special audit steps adopted in light of material control deficiencies, (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles (“GAAP”) methods on the financial statements, (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company, and (d) the type and presentation of information to be included in earnings press releases (paying particular attention to the use of “pro forma,” or “adjusted” non-GAAP, information), as well as review any financial information and earnings guidance provided to analysts and rating agencies.

6.	Receive from each registered public accounting firm that performs for the company any audit required under the securities laws their report required by Rule 2-07(a) of Regulation S-X, or any successor rule.

7.	Determine whether to recommend to the board of directors that the annual audited financial statements be included in the company’s annual report on Form 10-K.

8.	Prepare the audit committee report required by the rules of the SEC to be included in the company’s annual proxy statement.

Oversight of the Relationship with the Independent Auditor

9.	Directly appoint, compensate, retain and oversee the work of any registered public accounting firm engaged (including resolutions of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the company, and each such registered public accounting firm shall report directly to the audit committee.

10.	Before the accountant is engaged by the company or its subsidiaries, pre-approve all audit services and all non-audit services permitted to be performed by the independent auditor under Rule 2-01(c)(7) of Regulation S-X, or any successor rule, or establish procedures for the engagement of the independent auditor to provide audit and permitted non-audit services. The audit committee may delegate to one or more of its members the authority to grant pre-approvals of audit and permitted non-audit services.

11.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

12.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented, relating to the conduct of the audit.

13.	Review with the independent auditor any audit problems or difficulties, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and management’s response.

14.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the company.

15.	Set clear hiring policies for employees or former employees of the independent auditor.

Oversight of the Internal Audit Function

16.	Review the activities, budget and staffing of the internal audit department, if any, or of the persons performing the internal audit function.

17.	Discuss with the independent auditor the responsibilities, budget and staffing of the company’s internal audit function.

18.	Review the appointment and replacement of the senior internal auditing executive, if any, or the persons performing the internal audit function.

19.	Review any significant reports to management prepared by the internal auditing department, if any, or the persons performing the internal audit function and management’s responses.

Oversight of Compliance Matters

20.	Obtain and review reports from management, the internal auditor (or the persons performing the internal audit function) and the independent auditor regarding the company’s policies and procedures regarding compliance with applicable laws and regulations and with the company’s codes of conduct.

21.	Review with counsel legal matters that are brought to the audit committee’s attention and that may have a material impact on the financial statements, the company’s compliance policies and material reports or inquiries received from regulatory bodies.

Other Governance Responsibilities

22.	Make regular reports to the board.

23.	Review annually the performance of the audit committee.

24.	Review and reassess the adequacy of the committee’s charter annually and recommend any proposed changes to the board of directors for approval.

25.	Establish procedures for the receipt, retention and treatment of complaints from company employees on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters.

26.	Have the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties.

27.	Receive appropriate funding, as determined by the audit committee, from the company for the payment of compensation to the outside legal, accounting or other advisors employed by the audit committee and the payment of ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

28.	Meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditor.

29.	Administer the company’s codes of conduct.

Powers

The audit committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. The audit committee shall be empowered to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties. The audit committee shall receive appropriate funding, as determined by the audit committee, from the company for the payment of compensation to the outside legal, accounting or other advisors employed by the audit committee and the payment of ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties. The audit committee is empowered to retain and compensate these advisors without seeking board approval. The committee may ask members of management or others to attend its meeting and provide pertinent information as necessary.

While the audit committee has the responsibilities and powers set forth in this charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditor. Nor is it the duty of the audit committee to conduct investigations or to assure compliance with laws and regulations and the company’s codes of conduct.

EXHIBIT B

SUNRISE SENIOR LIVING, INC.
EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

SUNRISE SENIOR LIVING, INC.
EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

                    The Board of Directors of the Company has adopted this Employee Stock Purchase Plan to enable eligible employees of the Company and its Participating Affiliates, through payroll deductions or other cash contributions, to purchase shares of the Company’s Common Stock. The Plan is for the benefit of the employees of the Company and any Participating Affiliates. The Plan is intended to benefit the Company by increasing the employees’ interest in the Company’s growth and success and encouraging employees to remain in the employ of the Company or its participating Affiliates. The provisions of the Plan are set forth below:

1.	DEFINITIONS

1.1	“Board” means the Board of Directors of the Company.

1.2	“Code” means the Internal Revenue Code of 1986, as amended.

1.3	“Committee” means a committee of, and designated from time to time by resolution of, the Board.

1.4.	“Common Stock” means the Company’s common stock, par value $0.01 per share.

1.5	“Company” means Sunrise Senior Living, Inc.

1.6	“Effective Date” means March 19, 2001, the date the Plan is approved by the Board.

1.7	“Fair Market Value” means the value of each share of Common Stock subject to the Plan on a given date determined as follows: if on such date the shares of Common Stock are listed on an established national or regional stock exchange, are admitted to quotation on The Nasdaq Stock Market, or are publicly traded on an established securities market, the fair market value of the shares of Common Stock shall be the closing price of the shares of Common Stock on such exchange or in such market (the exchange or market selected by the Board if there is more than one such exchange or market) on such date or, if such date is not a trading day, on the trading day immediately preceding such date (or if there is no such reported closing price, the fair market value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of the shares of Common Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the shares of Common Stock are not listed on such an exchange, quoted on such System or traded on such a market, fair market value shall be determined by the Board in good faith.

1.8	“Offering Period” means the period determined by the Committee pursuant to Section 8 during which payroll deductions or other cash payments are accumulated for the purpose of purchasing Common Stock under the Plan.

1.9	“Participating Affiliate” means any company or other trade or business that is a subsidiary of the Company (determined in accordance with the principles of Sections 424(e) and (f) of the Code and the regulations thereunder).

1.10	“Plan” means the Sunrise Senior Living, Inc. Employee Stock Purchase Plan, as amended.

1.11	“Purchase Period” means the period designated by the Committee on the last trading day of which purchases of Common Stock are made under the Plan.

1.12	“Purchase Price” means the purchase price of each share of Common Stock purchased under the Plan.

2.	SHARES SUBJECT TO THE PLAN.

          Subject to adjustment as provided in Section 28 below, the aggregate number of shares of Common Stock that may be made available for purchase by participating employees under the Plan is 1,050,000 shares. The shares issuable under the Plan may, in the discretion of the Board, be authorized but unissued shares, treasury shares, or shares purchased on the open market.

3.	ADMINISTRATION.

          The Plan shall be administered under the direction of the Committee. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

4.	INTERPRETATION.

          It is intended that the Plan will meet the requirements for an “employee stock purchase plan” under Section 423 of the Code, and it is to be so applied and interpreted. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons.

5.	ELIGIBLE EMPLOYEES.

          Any employee of the Company or any of its Participating Affiliates may participate in the Plan, except the following, who are ineligible to participate: (a) an employee whose customary employment is less than 20 hours per week; and (b) an employee who, after exercising his or her rights to purchase shares under the Plan, would own shares of Common Stock (including shares that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Company. The Board may at any time in its sole discretion, if it deems it advisable to do so, terminate the participation of the employees of a particular Participating Affiliate.

6.	PARTICIPATION IN THE PLAN.

          An eligible employee may become a participating employee in the Plan by completing an election to participate in the Plan on a form provided by the Company and submitting that form to the Payroll Department of the Company. The form will authorize: (i) payment of the Purchase Price by payroll deductions, and if authorized by the Committee, payment of the Purchase Price by means of periodic cash payments from participating employees, and (ii) the purchase of shares of Common Stock for the employee’s account in accordance with the terms of the Plan. Enrollment will become effective upon the first day of an Offering Period.

7.	OFFERINGS.

          At the time an eligible employee submits his or her election to participate in the Plan (as provided in Section 6 above), the employee shall elect to have deductions made from his or her pay on each pay day following his or her enrollment in the Plan, and for as long as he or she shall participate in the Plan. The deductions will be credited to the participating employee’s account under the Plan. Pursuant to Section 6 above, the Committee shall also have the authority to authorize in the election form the payment for shares of Common Stock through cash payments from participating employees. An employee may not during any Offering Period change his or her percentage of payroll deduction for that Offering Period, nor may an employee withdraw any contributed funds, other than in accordance with Section 16 through 22 below.

8.	OFFERING PERIODS AND PURCHASE PERIODS.

          The Offering Periods and Purchase Periods shall be determined by the Committee. The first Offering Period under the Plan shall commence on the date determined by the Committee. Each Offering Period shall consist of one or more Purchase Periods, as determined by the Committee.

9.	RIGHTS TO PURCHASE COMMON STOCK; PURCHASE PRICE.

          Rights to purchase shares of Common Stock will be deemed granted to participating employees as of the first trading day of each Offering Period. The Purchase Price of each share of Common Stock shall be determined by the Committee; provided, however, that the Purchase Price shall not be less than the lesser of 85 percent of the Fair Market Value of the Common Stock (i) on the first trading day of the Offering Period or (ii) on the last trading day of the Purchase Period; provided, further, that in no event shall the Purchase Price be less than the par value of the Common Stock.

10.	TIMING OF PURCHASE

          Unless a participating employee has given prior written notice terminating such employee’s participation in the Plan, or the employee’s participation in the Plan has otherwise been terminated as provided in Sections 16 through 22 below, such employee will be deemed to have exercised automatically his or her right to purchase Common Stock on the last trading day of the Purchase Period (except as provided in Section 16 below) for the number of shares of Common Stock which the accumulated funds in the employee’s account at that time will purchase at the Purchase Price, subject to the participation adjustment provided for in Section 15 below and subject to adjustment under Section 28 below.

11.	PURCHASE LIMITATION

          Notwithstanding any other provision of the Plan, no employee may purchase in any one calendar year under the Plan and all other “employee stock purchase plans” of the Company and its Participating Affiliates shares of Common Stock having an aggregate Fair Market Value in excess of $25,000, determined as of the first trading date of the Offering Period as to shares purchased during such period; provided, further, that the Committee may in its discretion, prior to the start of an Offering Period, set a limit on the number or value of shares of Common Stock an employee may purchase during the Offering Period. Effective upon the last trading day of the Purchase Period, a participating employee will become a stockholder with respect to the shares purchased during such period, and will thereupon have all dividend, voting and other ownership rights incident thereto except as otherwise provided in Section 12 below. Notwithstanding the foregoing, no shares shall be sold pursuant to the Plan unless the Plan is approved by the Company’s stockholders in accordance with Section 27 below.

12.	ISSUANCE OF STOCK CERTIFICATES AND SALE OF PLAN SHARES.

          On the last trading day of the Purchase Period, a participating employee will be credited with the number of shares of Common Stock purchased for his or her account under the Plan during such Purchase Period. Shares purchased under the Plan will be held in the custody of an agent (the “Agent”) appointed by the Board of Directors. The Agent may hold the shares purchased under the Plan in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate without identification as to individual participating employees. The Committee shall have the right to require any or all of the following with respect to shares of Common Stock purchased under the Plan:

               (i) that a participating employee may not request that all or part of the shares of Common Stock be reissued in the employee’s own name and the stock certificates delivered to the employee until two years (or such shorter period of time as the Committee may designate) have elapsed since the first day of the Offering Period in which the shares were purchased and one year has elapsed since the day the shares were purchased (the “Section 423 Holding Period”);

               (ii) that all sales of shares during the Section 423 Holding Period applicable to such shares be performed through a licensed broker acceptable to the Company; and

               (iii) that participating employees abstain from selling or otherwise transferring shares of Common Stock purchased pursuant to the Plan for a period lasting up to two years from the date the shares were purchased pursuant to the Plan.

13.	WITHHOLDING OF TAXES.

          To the extent that a participating employee realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan, the Company may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the participating employee or from shares that would otherwise be issued to the participating employee hereunder. Any participating employee who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Offering Period in which the shares were purchased must within 30 days of such transfer notify the Payroll Department of the Company in writing of such transfer.

14.	ACCOUNT STATEMENTS.

          The Company will cause the Agent to deliver to each participating employee a statement for each Purchase Period during which the employee purchases Common Stock under the Plan, reflecting the amount of payroll deductions during the Purchase Period, the number of shares purchased for the employee’s account, the price per share of the shares purchased for the employee’s account and the number of shares held for the employee’s account at the end of the Purchase Period.

15.	PARTICIPATION ADJUSTMENT.

          If in any Purchase Period the number of unsold shares that may be made available for purchase under the Plan pursuant to Section 1 above is insufficient to permit exercise of all rights deemed exercised by all participating employees pursuant to Section 10 above, a participation adjustment will be made, and the number of shares purchasable by all participating employees will be reduced proportionately. Any funds then remaining in a participating employee’s account after such exercise will be refunded to the employee.

16.	CHANGES IN ELECTIONS TO PURCHASE.

a.	Ceasing Payroll Deductions or Periodic Payments

          A participating employee may, at any time prior to the last trading day of the Purchase Period, by written notice to the Company, direct the Company to cease payroll deductions (or, if the payment for shares is being made through periodic cash payments, notify the Company that such payments will be terminated), in accordance with the following alternatives:

                  (i) The employee’s option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Purchase Period, with the amount then credited to the employee’s account; or

                  (ii) Withdraw the amount in such employee’s account and terminate such employee’s option to purchase.

b.	Decreasing Payroll Deductions During a Purchase Period

                  A participating employee may decrease his or her rate of contribution once during a Purchase Period (but not below $10.00 per pay period) by delivering to the Company a new form regarding election to participate in the Plan under Section 6 above.

c.	Modifying Payroll Deductions or Periodic Payments at the Start of an Offering Period

                  Any participating employee may increase or decrease his or her payroll deduction or periodic cash payments, to take effect on the first day of the next Offering Period, by delivering to the Company a new form regarding election to participate in the Plan under Section 6 above.

17.	VOLUNTARY TERMINATION OF EMPLOYMENT OR DISCHARGE.

          In the event a participating employee voluntarily leaves the employ of the Company or a Participating Affiliate, otherwise than by retirement under a plan of the Company or a Participating Affiliate, or is discharged for cause prior to the last day of the Purchase Period, the amount in the employee’s account will be distributed and the employee’s option to purchase will terminate.

18.	RETIREMENT OR SEVERANCE.

          In the event a participating employee who has an option to purchase shares leaves the employ of the Company or a Participating Affiliate because of retirement under a plan of the Company or a Participating Affiliate, or because of termination of the employee’s employment by the Company or a Participating Affiliate for any reason except discharge for cause, the participating employee may elect, within 10 days after the date of such retirement or termination, one of the following alternatives:

          (a) The employee’s option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Purchase Period, with the amount then credited to the employee’s account; or

          (b) Withdraw the amount in such employee’s account and terminate such employee’s option to purchase.

          In the event the participating employee does not make an election within the aforesaid 10-day period, he or she will be deemed to have elected subsection 18(b) above.

19.	LAY-OFF, AUTHORIZED LEAVE OF ABSENCE OR DISABILITY.

          Payroll deductions for shares for which a participating employee has an option to purchase may be suspended during any period of absence of the employee from work due to lay-off, authorized leave of absence or disability or, if the employee so elects, periodic payments for such shares may continue to be made in cash.

          If such employee returns to active service prior to the last day of the Purchase Period, the employee’s payroll deductions will be resumed and if said employee did not make periodic cash payments during the employee’s period of absence, the employee shall, by written notice to the Company’s Payroll Department within 10 days after the employee’s return to active service, but not later than the last day of the Purchase Period, elect:

          (a) To make up any deficiency in the employee’s account resulting from a suspension of payroll deductions by an immediate cash payment;

          (b) Not to make up such deficiency, in which event the number of shares to be purchased by the employee shall be reduced to the number of whole shares which may be purchased with the amount, if any, then credited to the employee’s account plus the aggregate amount, if any, of all payroll deductions to be made thereafter; or

          (c) Withdraw the amount in the employee’s account and terminate the employee’s option to purchase.

          A participating employee on lay-off, authorized leave of absence or disability on the last day of the Purchase Period shall deliver written notice to his or her employer on or before the last day of the Purchase Period, electing one of the alternatives provided in the foregoing clauses (a), (b) and (c) of this Section 19. If any employee fails to deliver such written notice within 10 days after the employee’s return to active service or by the last day of the Purchase Period, whichever is earlier, the employee shall be deemed to have elected subsection 19(c) above.

          If the period of a participating employee’s lay-off, authorized leave of absence or disability shall terminate on or before the last day of the Purchase Period, and the employee shall not resume active employment with the Company or a Participating Affiliate, the employee shall receive a distribution in accordance with the provisions of Section 18 of this Plan.

20.	DEATH.

          In the event of the death of a participating employee while the employee’s option to purchase shares is in effect, the legal representatives of such employee may, within three months after the employee’s death (but no later than the last day of the Purchase Period) by written notice to the Company or Participating Affiliate, elect one of the following alternatives:

          (a) The employee’s option to purchase shall be reduced to the number of shares which may be purchased, as of the last day of the Purchase Period, with the amount then credited to the employee’s account; or

          (b) Withdraw the amount in such employee’s account and terminate such employee’s option to purchase.

          In the event the legal representatives of such employee fail to deliver such written notice to the Company or Participating Affiliate within the prescribed period, the election to purchase shares shall terminate and the amount, then credited to the employee’s account shall be paid to such legal representatives.

21.	FAILURE TO MAKE PERIODIC CASH PAYMENTS.

          Under any of the circumstances contemplated by this Plan, where the purchase of shares is to be made through periodic cash payments in lieu of payroll deductions, the failure to make any such payments shall reduce, to the extent of the deficiency in such payments, the number of shares purchasable under this Plan by the participating employee.

22.	TERMINATION OF PARTICIPATION.

          A participating employee will be refunded all moneys in his or her account, and his or her participation in the Plan will be terminated if either (a) the Board elects to terminate the Plan as provided in Section 27 below, or (b) the employee ceases to be eligible to participate in the Plan under Section 5 above. As soon as practicable following termination of an employee’s participation in the Plan, the Company will deliver to the employee a check representing the amount in the employee’s account and a stock certificate representing the number of whole shares held in the employee’s account. Once terminated, participation may not be reinstated for the then current Offering Period, but, if otherwise eligible, the employee may elect to participate in any subsequent Offering Period.

23.	ASSIGNMENT.

          No participating employee may assign his or her rights to purchase shares of Common Stock under the Plan, whether voluntarily, by operation of law or otherwise. Any payment of cash or issuance of shares of Common Stock under the Plan may be made only to the participating employee (or, in the event of the employee’s death, to the employee’s estate). Once a stock certificate has been issued to the employee or for his or her account, such certificate may be assigned the same as any other stock certificate.

24.	APPLICATION OF FUNDS.

          All funds received or held by the Company under the Plan may be used for any corporate purpose until applied to the purchase of Common Stock and/or refunded to participating employees. Participating employees’ accounts will not be segregated.

25.	NO RIGHT TO CONTINUED EMPLOYMENT.

          Neither the Plan nor any right to purchase Common Stock under the Plan confers upon any employee any right to continued employment with the Company or any of its Participating Affiliates, nor will an employee’s participation in the Plan restrict or interfere in any way with the right of the Company or any of its Participating Affiliates to terminate the employee’s employment at any time.

26.	AMENDMENT OF PLAN.

          The Board may, at any time, amend the Plan in any respect (including an increase in the percentage specified in Section 9 above used in calculating the Purchase Price); provided, however, that without approval of the stockholders of the Company no amendment shall be made (a) increasing the number of shares specified in Section 1 above that may be made available for purchase under the Plan (except as provided in Section 28 below) or (b) changing the eligibility requirements for participating in the Plan. No amendment may be made that impairs the vested rights of participating employees.

27.	TERM AND TERMINATION OF THE PLAN.

          The Plan shall be effective as of the Effective Date, subject to approval of the Plan within one year of such Effective Date by the affirmative vote of stockholders who hold more than fifty percent of the combined voting power of the outstanding shares of voting stock present or represented, and entitled to vote thereon at a duly constituted stockholders’ meeting, or by consent as permitted by law; provided, however, that upon approval of the Plan by the stockholders of the Company, all rights to purchase shares granted under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan on or before one year after the Effective Date, the Plan shall terminate, any rights to purchase shares granted hereunder shall be null and void and of no effect, and all contributed funds shall be refunded to participating employees. The Board may terminate the Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participating employees that have vested at the time of termination. In any event, the Plan shall, without further action of the Board, terminate ten (10) years after the date of adoption of the Plan by the Board or, if earlier, at such time as all shares of Common Stock that may be made available for purchase under the Plan pursuant to Section 1 above have been issued.

28.	EFFECT OF CHANGES IN CAPITALIZATION.

a.	Changes in Stock.

                  If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares that may be purchased under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which rights are outstanding shall be similarly adjusted so that the proportionate interest of a participating employee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding rights shall not change the aggregate Purchase Price payable by a participating employee with respect to shares subject to such rights, but shall include a corresponding proportionate adjustment in the Purchase Price per share. Notwithstanding the foregoing, in the event of a spin-off that results in no change in the number of outstanding shares of the Common Stock of the Company, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares for which rights are outstanding under the Plan, and (ii) the Purchase Price per share.

b.	Reorganization in Which the Company Is the Surviving Corporation.

                  Subject to Section c, if the Company shall be the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, all outstanding rights under the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such rights would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price per share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such rights immediately prior to such reorganization, merger or consolidation.

c.	Reorganization in Which the Company Is Not the Surviving Corporation, Sale of Assets or Stock, and Other Corporate Transactions.

                  Upon any dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board that results in any person or entity owning more than 80 percent of the combined voting power of all classes of stock of the Company, the Plan and all rights outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the rights theretofore granted, or for the substitution for such rights of new rights covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and rights theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, the Offering Period and the Purchase Period shall be deemed to have ended on the last trading day prior to such termination, and in accordance with Section 12 above the rights of each participating employee then outstanding shall be deemed to be automatically exercised on such last trading day. The Board shall send written notice of an event that will result in such a termination to all participating employees at least ten (10) days prior to the date upon which the Plan will be terminated.

d.	Adjustments.

                  Adjustments under this Section 28 related to stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive.

e.	No Limitations on Company.

                  The grant of a right pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

29.	GOVERNMENTAL REGULATION.

          The Company’s obligation to issue, sell and deliver shares of Common Stock pursuant to the Plan is subject to such approval of any governmental authority and any national securities exchange or other market quotation system as may be required in connection with the authorization, issuance or sale of such shares.

30.	STOCKHOLDER RIGHTS.

          Any dividends paid on shares held by the Company for a participating employee’s account will be transmitted to the employee. The Company will deliver to each participating employee who purchases shares of Common Stock under the Plan, as promptly as practicable by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed by the Company to its stockholders. Any shares of Common Stock held by the Agent for an employee’s account will be voted in accordance with the employee’s duly delivered and signed proxy instructions. There will be no charge to participating employees in connection with such notices, proxies and other materials.

31.	RULE 16b-3.

Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended. If any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan.

32.	PAYMENT OF PLAN EXPENSES.

The Company will bear all costs of administering and carrying out the Plan.

* * *

PROXY STATEMENT

SUNRISE SENIOR LIVING, INC.

April 7, 2005

SUNRISE SENIOR LIVING, INC.
7902 Westpark Drive, McLean, Virginia 22102
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – May 11, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Sunrise Senior Living, Inc. hereby appoints Thomas B. Newell and John F. Gaul, and each of them, with full power of substitution, as proxies to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 2005 annual meeting of stockholders to be held on May 11, 2005 at 9:00 a.m., local time, at the The Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, and at any adjournments or postponements, upon the following matters:

1.	To elect two directors each for a three-year term:	Ronald V. Aprahamian
Teresa M. Klaassen

☐ FOR all nominees listed (except as marked to the contrary below)	☐ WITHHELD AUTHORITY
to vote for all nominees listed
(INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee’s name on the space provided below.)

2. To approve an amendment to Sunrise’s employee stock purchase plan to increase the aggregate number of shares of common stock that may be made available for purchase under the plan from 300,000 shares to 1,050,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
     (Continued and to be signed and dated on reverse side.)

   FOLD AND DETACH HERE
(continued from reverse side)
This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND IN THE MANNER RECOMMENDED BY THE BOARD OF DIRECTORS, OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS, AS TO ANY OTHER MATTERS.
The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise.
If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

Dated:

(Please date and sign here exactly as name appears at left. When signing as attorney, administrator, trustee or guardian, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)